Filed Pursuant to Rule 424(b)(5)
                                                File No. 33-60065

THIS PROSPECTUS SUPPLEMENT IS RELATED TO SECURITIES THAT ARE THE SUBJECT OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS SUBJECT TO COMPLETION AND AMENDMENT.


                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1995

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 28, 1995)


                               1,000,000 WARRANTS
                        THE BEAR STEARNS COMPANIES INC.
                  NIKKEI 225 INDEX* STRIKE RESET CALL WARRANTS
                           EXPIRING OCTOBER    , 1997

   Each Nikkei 225 Index Strike Reset Call Warrant (the "Warrant") will entitle the holder thereof, upon exercise (including automatic exercise), to receive from The Bear Stearns Companies Inc. (the "Company") an amount in U.S. dollars (the "Cash Settlement Value") calculated by reference to increases in the Nikkei Average (the "Nikkei 225 Index") published by Nihon Keizai Shimbun, Inc. ("NKS"). The Cash Settlement Value will equal the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot Nikkei 225 Index (as defined herein) for the applicable Valuation Date (as defined herein) exceeds the Strike Level (as defined herein) divided by (B) the product of 6.0 and the
fixed Japanese yen/U.S. dollar Exchange Rate of      Japanese yen per U.S.
$1.00. If the Strike Level is equal to or exceeds the Spot Nikkei 225 Index on such Valuation Date, the Cash Settlement Value will be zero, in which case the holder will be permitted, subject to certain exceptions, to re-exercise the Warrant prior to the Expiration Date or the Delisting Date (as those terms are
defined herein). The "Strike Level" is equal to      , the closing value
(afternoon session) of the Nikkei 225 Index on October , 1995, multiplied by 0.90, subject to adjustment as described below on the Reset Date. The "Spot Nikkei 225 Index" for any date means the closing value (afternoon session) on such date of the Nikkei 225 Index. On the date of this Prospectus Supplement,
the Cash Settlement Value of the Warrants is $     . If the closing value
(afternoon session) (the "Reset Date Closing Value") of the Nikkei 225 Index on January , 1996 (three months after the date of this Prospectus Supplement)
(unless extended as described herein, the "Reset Date") is lower than      (the
closing value (afternoon session) on October , 1995 (the "Initial Closing Value"), then the Strike Level shall be reduced by the full amount, if any, by which the Initial Closing Value is greater than the Reset Date Closing Value. In the event that a Substitute Index (as defined herein) is substituted for the Nikkei 225 Index, the Strike Level and the formula used to determine the Cash Settlement Value will be adjusted so as to preserve any increases or decreases in the Nikkei 225 Index which have occurred as of the time of such substitution, and on any date thereafter the closing level of the Substitute Index will be deemed to be the Spot Nikkei 225 Index.

   Application has been made to list the Warrants on the American Stock Exchange (the "AMEX"). The AMEX symbol for the Warrants will be "NKB.WS."

   THE WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISK OF EXPIRING WORTHLESS IF THE LEVEL OF THE NIKKEI 225 INDEX DECLINES. PURCHASERS SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS AND ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION UNDER "CERTAIN RISK FACTORS CONCERNING THE WARRANTS" COMMENCING ON PAGE S-8 HEREIN, AS WELL AS THE OTHER INFORMATION CONTAINED HEREIN AND IN THE ACCOMPANYING PROSPECTUS.

                                                        (continued on next page)
------------
* The use of and references to the term "Nikkei 225 Index" herein has been consented to by NKS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                     CRIMINAL OFFENSE.

                                                                                         PROCEEDS
                                                 PRICE            UNDERWRITING          TO COMPANY
                                             TO PUBLIC(1)        DISCOUNTS(1)(2)          (2)(3)
Per Warrant..............................           $                   $                    $
Total(4).................................           $                   $                    $

(1) For investors purchasing 75,000 or more Warrants in any single transaction,
    the Price to Public and Underwriting Discounts will be $       per Warrant
    and $       per Warrant, respectively, subject to a minimum holding period requirement as described herein under "Underwriting". Resales of Warrants by those investors upon expiration of the holding period may adversely effect the market price of the Warrants. See "Underwriting".
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $       .
(4) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional 150,000 Warrants on the same terms, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public and Underwriting Discounts (subject to reduction as described above) and Proceeds to Company will be
    $       , $       and $       , respectively. See "Underwriting" herein.
                            ------------------------

   The Warrants are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Warrants will be made in New York City on or about October , 1995.
                            ------------------------

                            BEAR, STEARNS & CO. INC.

          The date of this Prospectus Supplement is October   , 1995.

(continued from cover page)

    The valuation of and payment for any exercised Warrant (including in the case of automatic exercise) may be postponed as a result of an Extraordinary Event or an Exercise Limitation Event (each as defined herein) or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount as described herein, in which case the Warrantholder (as defined herein) will receive a Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount (as defined herein) for such Warrant, in either case determined as of a later date. In addition, following the occurrence of an Extension Event (as defined herein), exercises of Warrants will be suspended and, under certain circumstances, any Warrants will be deemed to be worthless. See "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein. As a result, investors may suffer a total loss of their investment in the Warrants even though the Cash Settlement Value of the Warrants if calculated using the fair value of the underlying Stocks at the time the Warrants are deemed to be worthless, would be greater than zero.

    The Warrants will be exercisable at any time from the date of issuance until 3:00 P.M., New York City time, on the earlier of the New York Business Day (as
hereinafter defined) immediately preceding (i) October   , 1997, the Expiration
Date for the Warrants, or (ii) the Delisting Date. Any Warrant not exercised at or before 3:00 P.M., New York City time, on such New York Business Day will be automatically exercised on the Expiration Date, subject to an automatic extension of the term of the Warrants as described herein. All exercises of Warrants (other than on the Expiration Date or any Delisting Date or following the occurrence of an Extension Event) are subject, at the Company's option, to the limitation that not more than 750,000 Warrants in total may be exercised on any Exercise Date and not more than 250,000 Warrants may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. See "Description of the Warrants--Exercise of Warrants--Maximum Exercise Amount" herein.

    A Warrantholder may exercise no fewer than 500 Warrants at any one time, except in the case of automatic exercise. See "Description of the Warrants--Exercise of Warrants--Minimum Exercise Amount" herein. A Warrantholder tendering Warrants for exercise will have the option of specifying that, unless an Alternative Settlement Amount is payable in respect of such Warrants, such Warrants are not to be exercised if the Spot Nikkei 225 Index as of the applicable Valuation Date is five hundred (500) or more points lower than the most recent closing level of the Nikkei 225 Index prior to exercise (subject to adjustment in the case of any substitution of a Substitute Index for the Nikkei 225 Index.) See "Description of the Warrants--Limit Option" herein.

    The Warrants are unsecured contractual obligations of the Company and rank pari passu with all other unsecured and unsubordinated contractual obligations and indebtedness of the Company. Since the Company is a holding company, the Warrants will be effectively subordinated to the claims of creditors of its subsidiaries with respect to the assets of those subsidiaries. At June 30, 1995, the Company had outstanding approximately $12.3 billion of indebtedness, none of which was secured, and subsidiaries of the Company had outstanding approximately $822 million of indebtedness (excluding $29.6 billion relating to securities sold under repurchase agreements).

                                   REFERENCES

   References herein to "U.S. dollar," "U.S. $" or "$" are to the lawful currency of the United States of America. References to "Japanese yen" or "yen" are to the lawful currency of Japan. As used herein, "New York Business Day" means any day other than a Saturday or Sunday or day on which either the AMEX or the New York Stock Exchange is not open for securities trading or commercial banks in New York City are required or authorized by law or executive order to remain closed, and "Tokyo Business Day" means any day other than (i) a Saturday, Sunday or day on which banks are not open for a full day of business in Tokyo or
(ii) a day on which the Tokyo Stock Exchange (the "TSE"), the Singapore International Monetary Exchange Ltd. (the "SIMEX") or the Osaka Securities Exchange (the "OSE") is not open for business. As used herein, "Index Calculation Day" means any day on which the Nikkei 225 Index, any Successor Index or any Substitute Index is calculated and published.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE WARRANTS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and in the related Prospectus and in the documents incorporated by reference herein and therein. Appendix A hereto (the "Index of Terms") contains a listing of defined terms and pages on which they are defined in this Prospectus Supplement.

                                  THE OFFERING

SECURITIES OFFERED...........................  1,000,000 Nikkei 225 Index Strike Reset Call
                                               Warrants expiring October   , 1997.

PRICE PER WARRANT............................  The initial public offering price for the
                                               Warrants will be $   per Warrant, except that
                                               the price will be $   per Warrant for
                                               investors purchasing 75,000 or more Warrants
                                               in a single transaction, subject to a 30-day
                                               minimum holding period requirement. See
                                               "Underwriting" herein.

NIKKEI 225 INDEX.............................  The Nikkei 225 Index is a modified, price-
                                               weighted stock index calculated, published
                                               and disseminated by NKS. The Nikkei 225 Index
                                               is being used by the Company with the
                                               permission of NKS. The Nikkei 225 Index
                                               measures the composite price performance of
                                               225 Japanese stocks trading on the Tokyo
                                               Stock Exchange (the "TSE") representing a
                                               broad cross section of Japanese industries.
                                               Stocks that constitute the Nikkei 225 Index
                                               may be deleted or added at the discretion of
                                               the NKS which is under no obligation to
                                               continue the calculation and the
                                               dissemination of the Nikkei 225 Index. See
                                               "The Nikkei 225 Index" herein.

                                               Under certain circumstances, a Substitute
                                               Index may be substituted for the Nikkei 225
                                               Index for purposes of determining the Spot
                                               Nikkei 225 Index.

                                               As further described herein, any such
                                               substitution will be made for the purpose of
                                               utilizing a capitalization-weighted index,
                                               and will be made in a manner intended to
                                               preserve any increases or decreases in the
                                               Nikkei 225 Index which have occurred as of
                                               the time a Substitute Index is substituted
                                               for the Nikkei 225 Index. See "Nikkei 225
                                               Index--Substitution of the Nikkei 225 Index"
                                               herein.

                                               If the original publisher of the Nikkei 225
                                               Index or any Substitute Index or any Third
                                               Party (as hereinafter defined) discontinues
                                               publication of the Nikkei 225 Index, any
                                               Successor Index or any Substitute Index, the
                                               Determination Agent shall determine the
                                               applicable Cash Settlement Value based on the
                                               formula and method used in calculating the
                                               Nikkei 225 Index, any Successor Index or any
                                               Substitute Index as in effect on the date the
                                               Nikkei 225 Index, such Successor Index or
                                               such Substitute Index was last published. See
                                               "Certain Risk Factors Concerning the
                                               Warrants" herein.

CASH SETTLEMENT VALUE........................  Upon exercise (including automatic exercise), each Warrant will entitle the holder thereof
                                               to receive from the Company an amount (the
                                               "Cash Settlement Value") in U.S. Dollars
                                               computed by reference to increases in the
                                               Nikkei 225 Index. The Cash Settlement Value
                                               will equal the quotient (rounded down to the
                                               nearest cent) of (A) the amount, if any, by
                                               which the Spot Nikkei 225 Index for the
                                               applicable Valuation Date exceeds the Strike
                                               Level divided by (B) the product of 6.0 and
                                               the fixed Japanese yen/U.S. dollar exchange
                                               rate of     Japanese yen per U.S. $1.00.

                                               If the Strike Level is equal to or exceeds
                                               the Spot Nikkei 225 Index for the applicable
                                               Valuation Date, the Cash Settlement Value
                                               will be zero, in which case (except in the
                                               case of automatic exercise), the
                                               Warrantholder will be permitted, subject to
                                               certain exceptions, to re-exercise the
                                               Warrant. The Strike Level is equal to       ,
                                               the closing value (afternoon session) of the
                                               Nikkei 225 Index on October   , 1995,
                                               multiplied by 0.90, subject to adjustment as
                                               described below on the Reset Date. The "Spot
                                               Nikkei 225 Index" for any date means the
                                               closing value (afternoon session) on such
                                               date of the Nikkei 225 Index. On the date of
                                               this Prospectus Supplement, the Spot Nikkei
                                               225 Index is       and the Cash Settlement
                                               Value of each Warrant is $         . If the
                                               closing value (afternoon session) (the "Reset
                                               Date Closing Value") of the Nikkei 225 Index
                                               on January   , 1996 (three months after the
                                               date of this Prospectus Supplement) (unless
                                               extended as described herein, the "Reset
                                               Date") is lower than (the closing value
                                               (afternoon session) on October   , 1995 (the
                                               "Initial Closing Value"), then the Strike
                                               Level shall be reduced by the full amount, if
                                               any, by which the Initial Closing Value is
                                               greater than the Reset Date Closing Value. If
                                               a Substitute Index (as defined herein) is
                                               substituted for the Nikkei 225 Index, the
                                               Strike Level and the formula used to
                                               determine the Cash Settlement Value will be
                                               adjusted so as to preserve any increases or
                                               decreases in the Nikkei 225 Index that have
                                               occurred to the time of such substitution,
                                               and on any date thereafter the closing level
                                               of the Substitute Index will be deemed to be
                                               the Spot Nikkei 225 Index. See "Nikkei 225
                                               Index--Substitution of the Nikkei 225 Index"
                                               herein.

EXERCISE OF WARRANTS.........................  The Warrants will be exercisable at any time from the date of issuance (subject to
                                               postponement as described herein under
                                               "Description of the Warrants--Extension
                                               Events, Extraordinary Events and Exercise
                                               Limitation Events" or as a result of the
                                               exercise of a number of Warrants exceeding
                                               the maximum permissible amount) until 3:00
                                               P.M., New York City time, on the New York
                                               Business Day immediately preceding the
                                               earlier of (i) October   , 1997 (the
                                               "Expiration Date") and (ii) the effective
                                               date of the delisting of the Warrants from,
                                               or permanent suspension

                                               from trading on (within the meaning of the
                                               Securities Exchange Act of 1934, as amended
                                               (the "Exchange Act"), and the rules and
                                               regulations thereunder) the AMEX and failure
                                               to have the Warrants accepted at the same
                                               time for trading pursuant to the rules of
                                               another self-regulatory organization (an
                                               "SRO") that are filed with the Securities and
                                               Exchange Commission (the "Commission") under
                                               the Exchange Act (such last New York Business
                                               Day, the "Delisting Date"). The Warrants will
                                               expire on the Expiration Date, subject to an
                                               automatic extension of the term of the
                                               Warrants as described herein under
                                               "Description of the Warrants-- Extension
                                               Events, Extraordinary Events and Exercise
                                               Limitation Events." Unless the term of the
                                               Warrants is extended, all Warrants not
                                               previously exercised will be automatically
                                               exercised on the earlier of the Expiration
                                               Date or the Delisting Date, as the case may
                                               be. See "Description of the Warrants--
                                               Exercise of Warrants" herein.

EXERCISE AMOUNT..............................  A Warrantholder may exercise no fewer than
                                               500 Warrants at any one time, except in the
                                               case of automatic exercise. See "Description
                                               of the Warrants--Exercise of
                                               Warrants--Minimum Exercise Amount" herein.
                                               All exercises of Warrants (other than on the
                                               Expiration Date or any Delisting Date or upon
                                               the cancellation of Warrants or following the
                                               occurrence of an Extension Event) are
                                               subject, at the Company's option, to the
                                               limitation that not more than 750,000
                                               Warrants in total may be exercised on any
                                               Exercise Date and not more than 250,000
                                               Warrants may be exercised by or on behalf of
                                               any beneficial owner, either individually or
                                               in concert with any other beneficial owner,
                                               on any Exercise Date. See "Description of the
                                               Warrants--Exercise of Warrants--Maximum
                                               Exercise Amount" herein.

EXTENSION EVENTS, EXTRAORDINARY EVENTS AND     See "Description of the Warrants--Extension
EXERCISE LIMITATION EVENTS...................  Events, Extraordinary Events and Exercise
                                               Limitation Events" herein for a description
                                               of such Events and the consequences of the
                                               declaration of such an Event by the Company.

CERTAIN RISK FACTORS.........................  The Warrants are speculative and involve a high degree of risk, including (but not
                                               limited to) risks arising from fluctuations
                                               in the prices of the stocks comprising the
                                               Nikkei 225 Index, risks relating to the
                                               Nikkei 225 Index itself, and general risks
                                               applicable to the TSE (the exchange on which
                                               all the stocks underlying the Nikkei 225 are
                                               traded). Investors should recognize that
                                               their Warrants may expire worthless and
                                               should be prepared to sustain a total loss of
                                               the purchase price of their Warrants. The
                                               Warrants are appropriate investments only for
                                               investors with options approved accounts who
                                               are able to understand and bear the risk of a
                                               speculative investment in the Warrants.

                                               Because the Determination Agent is an
                                               affiliate of the Company, potential conflicts
                                               of interest may exist between the
                                               Determination Agent and the Warrantholders.

                                               Although the Company intends to list the
                                               Warrants on the AMEX, it is not possible to
                                               predict how the Warrants will trade in the
                                               secondary market or whether such market will
                                               be liquid or illiquid. To the extent Warrants
                                               are exercised, the number of Warrants
                                               outstanding will decrease, resulting in a
                                               decrease in the liquidity of the Warrants. In
                                               addition, the Company or one or more of its
                                               affiliates may from time to time purchase
                                               Warrants resulting in a decrease in the
                                               liquidity of the Warrants.

                                               In the event that a suspension, material
                                               limitation or absence of trading on the TSE
                                               of 20% or more in number of the Underlying
                                               Stocks (as defined herein) is continuing on
                                               the Expiration Date (an "Extension Event"),
                                               the term of the Warrants will be extended for
                                               a period of one month (the "Extended
                                               Expiration Date"), except that if the Cash
                                               Settlement Value or the Intrinsic Value used
                                               in calculating the Alternative Settlement
                                               Amount, as the case may be, of the Warrants
                                               would have been zero if the Warrants had been
                                               exercised such that the Valuation Date for
                                               such exercise was the Measurement Date (as
                                               defined herein), then the term of the
                                               Warrants will not be extended and the
                                               Warrants will be deemed to be worthless. See
                                               "Description of the Warrants--Extension
                                               Events, Extraordinary Events and Exercise
                                               Limitation Events" herein. The Warrants will
                                               also be deemed to be worthless if the
                                               Expiration Date of the Warrants is extended
                                               but an Extension Event is continuing on the
                                               Extended Expiration Date or any earlier
                                               Delisting Date. As a result, investors may
                                               suffer a total loss of their investment in
                                               the Warrants even though the Cash Settlement
                                               Value of the Warrants, if calculated using
                                               the fair value of the Underlying Stocks at
                                               the time the Warrants are deemed to be
                                               worthless, would be greater than zero.

                                               Under certain circumstances, a Substitute
                                               Index will replace the Nikkei 225 Index for
                                               purposes of determining the Spot Nikkei 225
                                               Index. On any date following such
                                               substitution, the level of the Substitute
                                               Index (and thus the Spot Nikkei 225 Index)
                                               may be higher than, lower than, or at the
                                               same level as, the Nikkei 225 Index.
                                               Therefore, a Warrantholder who exercises a
                                               Warrant following any such substitution may
                                               realize a Cash Settlement Value that is
                                               greater than, less than, or equal to, the
                                               Cash Settlement Value that might have been
                                               realized had no such substitution occurred.
                                               No assurances can be given as to the
                                               potential level of any Substitute Index
                                               relative to the level of the Nikkei 225 Index
                                               on any date. However, upon any such
                                               substitution, the Strike Level and the
                                               formula used to determine the Cash Settlement
                                               Value will be adjusted so as to preserve

                                               any increases or decreases in the Nikkei 225
                                               Index which have occurred as of the time of
                                               such substitution. See "The Nikkei 225
                                               Index-- Substitution of the Nikkei 225 Index"
                                               herein.

                                               Investors should consider carefully the risks
                                               and other matters discussed under "Certain
                                               Risk Factors Concerning the Warrants,"
                                               "Description of the Warrants" and "Certain
                                               United States Income Tax Considerations"
                                               herein prior to purchasing the Warrants.

WHO SHOULD INVEST............................  The AMEX requires that the Warrants be sold only to investors whose accounts have been
                                               approved for options trading. In addition,
                                               the AMEX requires that its members and member
                                               organizations and registered employees
                                               thereof make certain suitability
                                               determinations before recommending
                                               transactions in Warrants.

                                               Investment decisions relating to
                                               international stock index warrants require an
                                               investor to predict the direction of
                                               movements in the underlying index as well as
                                               the amount and timing of those movements. The
                                               Warrants may change substantially in value,
                                               or lose all of their value, with relatively
                                               small movements in the underlying index.
                                               Moreover, in the absence of countervailing
                                               factors, such as an offsetting movement in
                                               the level of the index, the market value of
                                               an index warrant will tend to decrease over
                                               time and the warrant will have no market
                                               value after the time for exercise has
                                               expired. Accordingly, the Warrants involve a
                                               high degree of risk and are not appropriate
                                               for every investor. Investors who are
                                               considering purchasing the Warrants should
                                               have an options approved account, be able to
                                               understand and bear the risk of an investment
                                               in the Warrants, be experienced with respect
                                               to options and option transactions and
                                               understand the risks of stock index
                                               transactions. Such investors should reach an
                                               investment decision only after careful
                                               consideration with their advisers of the
                                               suitability of the Warrants in light of their
                                               particular financial circumstances and the
                                               information set forth in this Prospectus
                                               Supplement and the Prospectus. See "Certain
                                               Risk Factors Concerning the Warrants" herein.
                                               As indicated above, investors should be
                                               prepared to sustain a total loss of the
                                               purchase price of the Warrants.

LISTING......................................  The American Stock Exchange.

WARRANT TRADING SYMBOL.......................  NKB.WS

WARRANT AGENT................................  Chemical Bank

DETERMINATION AGENT..........................  Bear, Stearns & Co. Inc. ("Bear Stearns")

INDEX QUOTATION SYMBOL ON REPORTING SERVICES
OPERATED BY BLOOMBERG, L.P...................  NKY

                          USE OF PROCEEDS AND HEDGING

    All or a portion of the net proceeds from the sale of the Warrants will be used by the Company or one or more of its subsidiaries in connection with hedging the obligations represented by the Warrants. Any remaining net proceeds will be used for general corporate purposes. See "Use of Proceeds" in the Prospectus.

    The Company, through its subsidiaries, has hedged its anticipated exposure in connection with the Warrants by taking positions in futures contracts listed on the SIMEX (as defined herein) linked to the Nikkei 225 Index. Such hedging was carried out in a manner designed to minimize any impact on the prices of the Underlying Stocks, but could have affected the prices of the Underlying Stocks and, therefore, the Nikkei 225 Index. Although the Company has no reason to believe that its hedging activity had such an impact, there can be no assurance that the Company did not affect the prices of the Underlying Stocks as a result of its hedging activities. The Company, through its subsidiaries, expects to modify its hedge position throughout the life of the Warrants by purchasing and selling futures or options contracts listed on the SIMEX, the OSE or the Chicago Mercantile Exchange ("CME") linked to the Nikkei 225 Index, listed or over-the-counter options linked to the Nikkei 225 Index, the Underlying Stocks, other available securities and instruments and/or, in the event of a substitution of a Substitute Index for the Nikkei 225 Index, futures or options contracts listed on the SIMEX, OSE or CME linked to the Nikkei 300 Index (as defined herein), listed options linked to the Substitute Index or over-the-counter options linked to the Nikkei 300 Index and the component stocks of the Substitute Index.

                  CERTAIN RISK FACTORS CONCERNING THE WARRANTS

GENERAL MARKET AND TIMING RISKS

    The owner of a Warrant (a "Warrantholder") will receive a cash payment upon exercise (including automatic exercise) only if such Warrant has a Cash Settlement Value (or, if applicable, upon the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, an Alternative Settlement Amount) greater than zero at such time. The Cash Settlement Value of a Warrant will be an amount in U.S. Dollars equal to the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot Nikkei 225 Index for the applicable Valuation Date exceeds the Strike Level divided by (B) the product of 6.0 and the fixed Japanese yen/U.S.
dollar exchange rate of       Japanese yen per U.S. $1.00. See "Description of
the Warrants--Cash Settlement Value" herein.

    The Strike Level is equal to the closing value (afternoon session) of the
Nikkei 225 Index on October   , 1995, multiplied by 0.90, subject to adjustment
as described below on the Reset Date (see "Description of the Warrants--Cash Settlement Value" herein). The "Spot Nikkei 225 Index" for any date means the closing value (afternoon session) on such date of the Nikkei 225 Index. See "Certain Risk Factors Concerning the Warrants--Other Considerations" and "The Nikkei 225 Index" herein. If the Reset Date Closing Value of The Nikkei 225
Index on the Reset Date (unless extended as described herein, January   , 1996)
is lower than       (the Initial Closing Value), the Strike Level shall be
reduced by the full amount, if any, by which the Initial Closing Value is greater than the Reset Date Closing Value. If a Substitute Index is substituted for the Nikkei 225 Index, the Strike Level and the formula used to determine the Cash Settlement Value will be adjusted so as to preserve any increases or decreases in the Nikkei 225 Index that have occurred to the time of such substitution, and on any date thereafter the closing level of the Substitute Index will be deemed to be the Spot Nikkei 225 Index. See "Nikkei 225 Index--Substitution of the Nikkei 225 Index" herein.

    Except under the circumstances described in the next paragraph, the Valuation Date for an exercised Warrant will be the first Index Calculation Day after the related Exercise Date. The Exercise Date for an exercised Warrant, subject to certain exceptions described under "--Exercise of Warrants," "--Limit Option" and "--Automatic Exercise" under "Description of the Warrants" herein, will be the New York Business Day on which such Warrant and the related Exercise Notice are received in proper form by the Warrant Agent, if received at or prior to 3:00 P.M., New York City time, on such day; provided, however, that in the case of Warrants held through CEDEL or Euroclear, the Warrants must be transferred to the Warrant Agent prior to 3:00 P.M., New York City time on the relevant Valuation Date. If the Warrant and related Exercise Notice are otherwise received after 3:00 P.M., New York City time, on such day, the Exercise Date will be the next succeeding New York Business Day. See "Description of the Warrants--Exercise of Warrants" herein.

    Because the Valuation Date for an exercised Warrant will occur after the Exercise Date, a Warrantholder will not be able to determine, at the time of exercise of a Warrant, the Spot Nikkei 225 Index that will be used in calculating the Cash Settlement Value of such Warrant (and will thus be unable to determine such Cash Settlement Value). In addition, the Valuation Date for an exercised Warrant may be postponed upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event (see "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein) or as a result of the exercise of a number of Warrants exceeding the limits on exercise described herein under "Description of the Warrants--Exercise of Warrants--Maximum Exercise Amount."

    The level of the Spot Nikkei 225 Index will determine whether the Warrants have a Cash Settlement Value greater than zero on any particular day. The Warrants are "in-the-money" (i.e., their Cash Settlement Value is greater than zero) as of the date of this Prospectus Supplement and will continue to be "in-the-money" on any particular day if the level of the Nikkei 225 Index is above the Strike Level on such day. An increase in the level of the Spot Nikkei 225 Index will result in a greater Cash Settlement Value, and a decrease in the level of the Spot Nikkei 225 Index will result in a lesser or zero Cash Settlement Value. Potential profit or loss upon exercise (including automatic exercise) of a Warrant will be a function of the Cash Settlement Value (or, if applicable, the Alternative Settlement Amount) of such Warrant, the purchase price of such Warrant and any related transaction costs.

    Each Warrant has a Cash Settlement Value of $      as of the date of this
Prospectus Supplement. The Cash Settlement Value at any time prior to expiration is expected typically to be less than the Warrants' market value at that time. The difference between the market value and the Cash Settlement Value will reflect a number of factors, including the "time value" for the Warrants, and the supply and demand for the Warrants. The "time value" of the Warrants will depend upon the length of the period remaining to expiration of the Warrants. The Expiration Date of the Warrants will be accelerated should the Warrants be delisted or should there be a permanent suspension of trading of the Warrants on the AMEX or other SRO whose rules are filed with the Commission under the Exchange Act. Any such acceleration could result in the total loss of any otherwise remaining "time value" and could occur when the Warrants are "out-of-the-money" (i.e., when the Spot Nikkei 225 Index is less than or equal to the Strike Level), thus resulting in total loss of the purchase price of the Warrants.

    Investment decisions relating to the Warrants require the investor to predict the direction of movements in the underlying index as well as the amount and timing of those movements. International stock index warrants may change substantially in value, or lose all of their value, with relatively small movements in the index. Moreover, an index warrant is a "wasting asset" in that in the absence of countervailing factors, such as an offsetting movement in the level of the index, the market value of an index warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Accordingly, the Warrants involve a high degree of risk and are not appropriate for every investor. As such, investors who are considering purchasing the Warrants must be able to understand and bear the risk of a speculative investment in the Warrants and be experienced with respect to options and option transactions and understand the risks of stock index transactions. Such investors should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and in the Prospectus.

    Since its inception, the Nikkei 225 Index has experienced significant daily price fluctuations and it is impossible to predict its future direction. See "The Nikkei 225 Index--Historical Data on Nikkei 225 Index" herein.

    The AMEX requires that the Warrants be sold only to investors with options approved accounts. In addition, the AMEX requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in Warrants. Before making any investment in the Warrants, it is important that a prospective investor become informed about and understand the nature of the Warrants in general, the specific terms of the Warrants and the nature of the Nikkei 225 Index. An investor should understand the consequences of liquidating his investment in a Warrant by exercising it as opposed to selling it. It is especially important for an investor to be familiar with the procedures governing the exercise of the Warrants, since the Cash Settlement Value of the Warrants will fluctuate over the life of the Warrants and a failure to properly exercise a Warrant prior to its expiration could result in the loss of the opportunity to realize a Cash Settlement Value that is higher than the Cash Settlement Value that might otherwise be realized on the Expiration Date. To properly exercise Warrants, an investor must know when Warrants are exercisable and how to exercise them.

RISKS DUE TO DELAY OR POSTPONEMENT OF VALUATION OF WARRANTS

    Any downward movement in the level of the Spot Nikkei 225 Index between the time a Warrantholder submits an Exercise Notice and the time the Spot Nikkei 225 Index is determined with respect to such exercise (which period will, at a minimum, represent an entire Tokyo Business Day and, in the case of a postponed Valuation Date following an Extraordinary Event or an Exercise Limitation Event or as a result of there being exercised a number of Warrants exceeding the maximum permissible amount, may be substantially longer) will, subject to the Limit Option described below and under "Description of the Warrants--Limit Option" herein, result in such Warrantholder receiving a Cash Settlement Value or Alternative Settlement Amount (including a zero Alternative Settlement Amount) that is less than the Cash Settlement Value anticipated by such Warrantholder based on the level of the Spot Nikkei 225 Index most recently reported prior to submission of the Exercise Notice. The Nikkei 225 Index is compiled and published by NKS once per minute during TSE trading hours based upon prices of each of the Underlying Stocks as reported by the TSE. Due to time differences, trading on the TSE occurs when the AMEX is closed for business.

    Except in the case of automatic exercise, a Warrantholder may be able to limit to some extent the risk associated with any such downward movement in the Spot Nikkei 225 Index between an Exercise Date and the applicable Valuation Date if such Warrantholder, in connection with an exercise of Warrants, elects the Limit Option. Pursuant to the Limit Option, Warrants tendered for exercise will not be exercised if the Spot Nikkei 225 Index as of the applicable Valuation Date is five hundred (500) or more points lower than the Spot Nikkei 225 Index calculated immediately prior to the applicable Exercise Date (subject to adjustment in the case of any substitution of a Substitute Index for the Nikkei 225 Index). See "Description of the Warrants--Limit Option" herein. However, in the event of the occurrence of an Extraordinary Event or Exercise Limitation Event resulting in the payment to Warrantholders of an Alternative Settlement Amount in lieu of the Cash Settlement Value or in the case of certain events following the occurrence of an Extension Event, the Limit Option will not preclude the exercise of Warrants as described under "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein.

    If the Company determines that an Extraordinary Event or an Exercise Limitation Event has occurred and is continuing on any day that would otherwise be a Valuation Date for any exercised Warrant, then the Valuation Date for such Warrant will be postponed to the next Index Calculation Day following the Tokyo Business Day on which there is no Extraordinary Event or Exercise Limitation Event; provided that, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described under "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events," if the postponed Valuation Date has not occurred on or prior to the Expiration Date or any Delisting Date, the Warrantholders will receive the Alternative Settlement Amount (as described below) in lieu of the Cash Settlement Value; provided, further, that, in the case of an Extraordinary Event, if the Company determines that such Extraordinary Event is expected to continue and the Company notifies the Warrant Agent that it is cancelling the Warrants, then the date on which such notice is given (whether or not such date is a New York Business Day) will become the Valuation Date for such Warrant, in which case such Warrantholder will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount thereof, which is equal to the sum of the Cash Settlement Value of the Warrants on such Valuation Date (determined as provided under "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" below) and a ratable portion of 50% of the initial offering price of the Warrants, subject to certain exceptions and adjustments. The Cash Settlement Value or the Alternative Settlement Amount of a Warrant determined as of any such postponed Valuation Date may be substantially lower (including zero) than the otherwise applicable Cash Settlement Value thereof. See "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, which includes a description of events, circumstances or causes constituting Extraordinary Events or an Exercise Limitation Event.

RISKS DUE TO COMPANY'S INABILITY TO TRADE IN UNDERLYING STOCKS

    In the event that a suspension, material limitation or absence of trading on the TSE of 20% or more in number of the Underlying Stocks is continuing on the Expiration Date (an "Extension Event"), the term of the Warrants will be extended for a period of one month (the "Extended Expiration Date"), except that if the Cash Settlement Value or the Intrinsic Value used in calculating the Alternative Settlement Amount, as the case may be, of the Warrants would have been zero if the Warrants had been exercised such that the Valuation Date for such exercise was the Measurement Date, then the term of the Warrants will not be extended and the Warrants will be deemed to be worthless. See "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein. The Warrants will also be deemed to be worthless if the Expiration Date of the Warrants is extended but an Extension Event is continuing on the Extended Expiration Date or any earlier Delisting Date. As a result, investors may suffer a total loss of their investment in the Warrants even though the Cash Settlement Value of the Warrants, if calculated using the fair value of the Underlying Stocks (as defined below) at the time the Warrants are deemed to be worthless, would be greater than zero.

RISKS AND COSTS ASSOCIATED WITH CONVERSION AND EXERCISE OF WARRANTS

    The Warrants will be issued as certificates in registered form. Accordingly, a beneficial owner of Warrants holding certificated Warrants indirectly (for instance, through a broker that holds such Warrants in "street name") may exercise such Warrants only through his registered holder. In the case of a beneficial owner holding certificated Warrants through his broker in "street name," such beneficial owner must direct his broker, who may in turn need to direct another intermediary, to submit an Exercise Notice and the related Warrants to the Warrant Agent. To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given New York Business Day, a beneficial holder of Warrants must give the appropriate direction to his broker or other intermediary before such broker's cut-off time for accepting exercise instructions from customers for that day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders should consult with their brokers, or other intermediaries, as to applicable cut-off times and other exercise mechanics. See "--Exercise of Warrants" and "--Limit Option" under "Description of the Warrants" herein.

    Commencing on the one hundred eightieth calendar day (or if such day is not a New York Business Day, the next succeeding New York Business Day) after the
closing of the offering (which closing date is expected to be October   , 1995),
each Warrantholder will have the option, for 45 calendar days thereafter, to convert the form in which such Warrantholder holds his Warrants from certificated to book-entry form (the "Conversion Option"). Such conversion will occur through the facilities of The Depository Trust Company, New York, New York ("DTC", which term, as used herein and in the Prospectus, includes any successor depository selected by the Company). To exercise Warrants, a Warrantholder who has utilized the Conversion Option must direct a broker, who may in turn need to direct a Participant (as defined in the Prospectus under "Description of the Warrants--Certain Items Applicable to all Warrants--Book-Entry Form"), to transfer Warrants held by DTC on behalf of such Warrantholder and to submit an Exercise Notice to the Warrant Agent. A Warrantholder may desire that the New York Business Day on which his Warrants and an Exercise Notice are delivered on his behalf to the Warrant Agent will constitute the Exercise Date for the Warrants being exercised (for example, to utilize the Limit Option most effectively). To achieve such objective, the Warrantholder must cause such Warrants to be transferred to, and such Exercise Notice to be received by, the Warrant Agent at or prior to 3:00 P.M., New York City time, on such New York Business Day. To ensure that such Warrants and Exercise Notice will be received by the Warrant Agent at or prior to such time, such Warrantholder must give the appropriate directions to his broker before such broker's (and, if such broker is not a Participant, the applicable Participant's) cut-off time for accepting exercise instructions from customers for that day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders holding their Warrants in book-entry form should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. See "--Exercise of Warrants," "--Settlement" and "--Limit Option" under "Description of the Warrants" herein. Forms of Exercise Notice for Warrants held in book-entry form may be obtained from the Warrant Agent's Office during the Warrant Agent's normal business hours. See "Description of the Warrants--General" herein.

    A Warrantholder may exercise no fewer than 500 Warrants at any time, except in the case of automatic exercise. Accordingly, except in the case of automatic exercise of the Warrants, a Warrantholder with fewer than 500 Warrants will need either to sell his Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon his investment.

LIMITATIONS IMPOSED BY THE TOKYO STOCK EXCHANGE ON CHANGES IN STOCK PRICES

    Investors should realize that the TSE places daily price floors and ceilings upon fluctuations of individual stock prices listed on the TSE. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits, which are absolute Japanese Yen, and not percentage, limits, from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a slightly higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for the stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index which may, in turn, adversely affect the value of the Warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Potential investors should also be aware that Bear Stearns, in its capacity as Determination Agent, is under no obligation to take the interests of the Warrantholders into consideration in the event it determines the Cash Settlement Value. Because Bear Stearns is an affiliate of the Company, conflicts of interest may arise in connection with Bear Stearns performing its role as Determination Agent. Bear Stearns, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Warrants to restrict the use of information relating to the calculation of the Cash Settlement Value prior to its dissemination. Bear Stearns is obligated to carry out its duties and functions as Determination Agent in good faith and using its reasonable judgment.

    Bear Stearns and its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management, which may influence the value of such Underlying Stocks and therefore the value of the Warrants. Bear Stearns and its affiliates will also be the writers of the hedge of the Company's obligations under the Warrants and will be obligated to pay to the Company upon exercise of Warrants an amount equal to the value of the exercised Warrants. See "Use of Proceeds" in the Prospectus and "Use of Proceeds and Hedging" herein. Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns's responsibilities as Determination Agent with respect to the Warrants and its obligations under its hedge.

OTHER CONSIDERATIONS

    The initial offering price of the Warrants will be in excess of the price that a commercial user of options on the Nikkei 225 Index might pay for a comparable option in a private transaction. It is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a decrease in the liquidity of the Warrants. In addition, during the life of the Warrants, the Company or its affiliates may from time to time purchase and exercise the Warrants, resulting in a decrease in the liquidity of the Warrants.

    The Cash Settlement Value or the Alternative Settlement Amount of a Warrant will be determined using a fixed Japanese yen/U.S. dollar exchange rate, thus, changes in the actual Japanese yen/U.S. dollar exchange rate will not affect the calculation of these amounts. Nevertheless, the Japanese yen/U.S. dollar exchange rate may reflect economic and political developments in Japan and other countries which, in turn, may affect the value of the Nikkei 225 Index.

    Under certain circumstances, a Substitute Index will replace the Nikkei 225 Index for purposes of determining the Spot Nikkei 225 Index. On any date following such substitution, the level of the Substitute Index (and thus the Spot Nikkei 225 Index) may be higher than, lower than, or at the same level as, the Nikkei 225 Index. Therefore, a Warrantholder who exercises a Warrant following any such substitution may realize a Cash Settlement Value that is greater than, less than, or equal to the Cash Settlement Value that might have been realized had no such substitution occurred. No assurances can be given as to the potential level of any Substitute Index relative to the level of the Nikkei 225 Index on any date. However, upon any such substitution, the Strike Level and the formula used to determine the Cash Settlement Value will be adjusted so as to preserve any increases or decreases in the Nikkei 225 Index which have occurred as of the time of such substitution. See "The Nikkei 225 Index-- Substitution of the Nikkei 225 Index" herein.

    If the Nikkei 225 Index or any Substitute Index is not published by its original publisher but is published by another person not affiliated with the Company and acceptable to the Company (the "Third Party"), then for any date thereafter the Spot Nikkei 225 Index will be determined based on the closing level of the Nikkei 225 Index or any Substitute Index as published by such Third Party. If the original publisher of the Nikkei 225 Index or any Substitute Index or any Third Party discontinues publication of the Nikkei 225 Index or any Substitute Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the Nikkei 225 Index (any such index being a "Successor Index"), then the Spot Nikkei 225 Index for any date thereafter will be determined by the Determination Agent on behalf of the Company based on the closing level of the Successor Index on such date. If the original publisher of the Nikkei 225 Index or any Substitute Index or any Third Party makes a material change in the formula for, or the method of calculating, the Nikkei 225 Index, any Successor Index or any Substitute Index, the Determination Agent shall make such calculations as may be required to determine the applicable Cash Settlement Value using the formula and method of calculating the Nikkei 225 Index, any Successor Index or any Substitute Index as in effect prior to such change or modification. If the original publisher of the Nikkei 225 Index, any Successor Index or any Substitute Index and/or any Third Party discontinues publication of the Nikkei 225 Index, any Successor Index or any Substitute Index, the Determination Agent will determine the applicable Cash Settlement Value based on the formula and method used in calculating the Nikkei 225 Index, any Successor Index or any Substitute Index as in effect on the date the Nikkei 225 Index, any Successor Index or any Substitute Index was last published.

    Application has been made to list the Warrants on the AMEX. In the event that the Warrants are delisted from, or permanently suspended from trading on, the AMEX, and not accepted at the same time for trading pursuant to the rules of another SRO that are filed with the Commission under the Exchange Act, Warrants not previously exercised will be deemed automatically exercised on the last New York Business Day prior to the effective date of such delisting or suspension, and if such delisting or suspension occurs on or prior to the Expiration Date, the Cash Settlement Value, if any, will be calculated and settled as provided below under "Description of the Warrants--Automatic Exercise," subject to a determination that the Warrants are worthless, as described below under "Description of the Warrants--Extension Events Extraordinary Events and Exercise Limitation Events." If such delisting or suspension occurs after the Expiration Date and prior to any Extended Expiration Date, the Warrants will be deemed to be worthless. See "Description of the Warrants--Delisting of Warrants" herein. In the event the Company becomes aware that a delisting or suspension of trading of the Warrants on the AMEX is likely to occur, the Company will use its best efforts to list the Warrants on another SRO at or prior to the time such delisting or suspension of trading occurs.

    The Underwriters propose initially to offer the Warrants at a price that reflects a discount from the maximum price to public referred to on the cover of this Prospectus Supplement for the purchase of 75,000 or more Warrants in any single transaction, subject to the 30-day holding period requirement referred to under "Underwriters" herein. Should investors who are subject to the holding period requirement sell their Warrants once the holding period is no longer applicable, the market price of the Warrants may be adversely affected. See "Underwriters" herein.

    Investors considering the purchase of Warrants should be experienced with respect to options and options transactions, should understand the risks of stock index transactions and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and in the Prospectus. The AMEX requires that the Warrants be sold only to investors with options approved accounts and requires its members and member organizations and registered employees thereof to make certain suitability determinations before recommending transactions in the Warrants.

                          DESCRIPTION OF THE WARRANTS

GENERAL

    The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant
Agreement"), to be dated as of October   , 1995, among the Company, Chemical
Bank, as Warrant Agent (the "Warrant Agent"), and Bear Stearns, as Determination Agent. The following summaries of certain provisions of the Warrants and the Warrant Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Warrant Agreement (including the form of Warrant Certificate attached as an exhibit thereto). The Warrant Agreement will be available from the Warrant Agent by contacting its office (the "Warrant Agent's Office"), which is currently located at 450 West 33rd Street, New York, New York 10001, during the Warrant Agent's normal business hours.

    The aggregate number of Warrants to be issued will be 1,000,000, subject to the over-allotment option granted by the Company to the Underwriters (see "Underwriters" herein) and to the right of the Company to issue additional Warrants with substantially identical terms at a later time.

    A Warrant will not require or entitle a Warrantholder to purchase or take delivery from the Company of any shares of any of the Underlying Stocks or any other securities. Upon exercise of a Warrant, the Company will make only a U.S. Dollar cash payment in the amount of the Cash Settlement Value or Alternative Settlement Amount, if any and as applicable, of such Warrant. The Company is under no obligation to, nor will it, sell or deliver to any Warrantholder any shares of any of the Underlying Stocks or any other securities in connection with the exercise of any Warrants. Warrantholders will not receive any interest on any Cash Settlement Value or Alternative Settlement Amount, and the Warrants will not entitle the Warrantholders to any of the rights of holders of any of the Underlying Stocks or any other securities.

CASH SETTLEMENT VALUE

    Each Warrant will entitle the Warrantholder to receive, upon exercise (including automatic exercise), the Cash Settlement Value of such Warrant, except that, under the circumstances described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, such Warrantholder may instead receive the Alternative Settlement Amount for such Warrant or, in certain circumstances following an Extension Event, the Warrants will be deemed to be worthless. The Cash Settlement Value of a Warrant will be in an amount in U.S. Dollars equal to the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot Nikkei 225 Index for the applicable Valuation Date for such Warrant exceeds the Strike Level divided by (B) the product of 6.0
and the fixed Japanese yen/U.S. Dollar exchange rate of       Japanese yen per
U.S. $1.00. The Cash Settlement Value is described by the following formula:

Cash Settlement Value = the greater of  (i) $0 and
                                       (ii) $1 x (Spot Nikkei 225 Index - Strike Level)
                                                            6 x (yen   / U.S. $1.00)

    The "Strike Level" is equal to the closing value (afternoon session) of the
Nikkei 225 Index on October   , 1995, multiplied by 0.90, subject to adjustment
as described below on the Reset Date. The "Spot Nikkei 225 Index" for any date means the closing value (afternoon session) on such date of the Nikkei 225 Index. If the Reset Date Closing Value of the Nikkei 225 Index on the Reset Date
(unless extended as described herein, January   , 1996) is lower than       (the
Initial Closing Value), then the Strike Level shall be reduced by the full amount, if any, by which the Initial Closing Value is greater than the Reset Date Closing Value. The Warrant Agreement will provide that if the Company determines that an Extraordinary Event or Exercise Limitation Event has occurred and is continuing on the Reset Date, then the Reset Date Closing Value shall be calculated on the basis that the Reset Date shall be the next Index Calculation Day following an Applicable Tokyo Business Day on which there is no Extraordinary Event or Exercise Limitation Event. Within 30 days following the Reset Date, the Company will notify the Warrant Agent in writing if there has been an adjustment to the Strike Level and will either make a public announcement regarding the amount of such adjustment and the new Strike Level or publish such information in a United States newspaper with a national circulation (such as The Wall Street Journal). If a Substitute Index is substituted for the Nikkei 225 Index, the Strike Level and the formula used to determine the Cash Settlement Value will be adjusted so as to preserve any increases or decreases in the Nikkei 225 Index that have occurred as of the time of such substitution, and on any date thereafter the closing level of the Substitute Index will be deemed to be the Spot 225 Nikkei Index. See "Nikkei 225 Index--Substitution of the Nikkei 225 Index" herein.

HYPOTHETICAL WARRANT VALUES ON EXERCISE

    Set forth below is an illustrative example demonstrating the Cash Settlement Values of a hypothetical Warrant at the Strike Level of and at various hypothetical levels of the Spot Nikkei 225 Index. The illustrative hypothetical Cash Settlement Values in the table do not reflect any reduction of the Strike Level as described above or any "time value" for a Warrant, which may be reflected in the trading value, and are not necessarily indicative of potential profit or loss, which are also affected by purchase price and transaction costs. The hypothetical Cash Settlement Values in the table have been rounded to two decimal places.

                                                              HYPOTHETICAL CASH
     HYPOTHETICAL                                             SETTLEMENT VALUE
SPOT NIKKEI 225 INDEX                                            OF WARRANT
---------------------                                         -----------------
     17,000................................................
     17,500................................................
     18,000................................................
     18,500................................................
     19,000................................................
     19,500................................................
     20,000................................................
     20,500................................................
     21,000................................................
     21,500................................................
     22,000................................................
     22,500................................................
     23,000................................................
     23,500................................................
     24,000................................................
     24,500................................................

EXERCISE OF WARRANTS

    Exercise of Warrants. The Warrants will be exercisable at any time from the date of issuance, subject to postponement as described herein under "--Extension Events, Extraordinary Events and Exercise Limitation Events" or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount,
and will expire on October   , 1997 (the "Expiration Date"), subject to an
automatic extension of the term of the Warrants as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" below. Unless the term of the Warrants is extended, all Warrants not exercised (including by reason of any such postponed exercise) at or before 3:00 P.M., New York City time, on the New York Business Day immediately preceding the earlier of (i) the

Expiration Date and (ii) the Delisting Date, will be automatically exercised as described under "Automatic Exercise" below.

    A Warrantholder may exercise definitive Warrants on any New York Business Day during the period from the date of issuance until 3:00 P.M., New York City time, on the New York Business Day immediately preceding the earlier of (i) the Expiration Date or (ii) the Delisting Date, by delivering or causing to be delivered to the Warrant Agent at the location designated for such purpose (the "Warrant Agent's Window"), the Warrant Certificate representing such Warrants with the irrevocable notice of exercise on the reverse thereof (or a notice of exercise in substantially identical form delivered therewith) (such notice, an "Exercise Notice") duly completed and executed. The current address of the Warrant Agent's Window is: Chemical Bank/Geoserve, Corporate Trust Securities Window, 55 Water Street, Room 234, North Building, New York, New York 10041,
Attention: Tender Department.

    In the case of book-entry Warrants held through the facilities of DTC, a Warrantholder may exercise such Warrants on any New York Business Day during the period from the beginning of the Conversion Option Period (which will be one hundred eighty calendar days from the closing of the offering) until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) any Delisting Date, by causing (x) such Warrants to be transferred free to the Warrant Agent on the records of DTC and
(y) a duly completed and executed Exercise Notice to be received by the Warrant Agent from a Participant acting on behalf of the Warrantholder. Forms of Exercise Notice for Warrants held through the facilities of DTC may be obtained from the Warrant Agent at the Warrant Agent's office. The Warrant Agent's facsimile transmission number for this purpose is (212) 946-7682.

    In the case of book-entry Warrants held through the facilities of CEDEL or Euroclear, a Warrantholder may exercise such Warrants on any New York Business Day during the period from the date on which his certificated Warrants have been effectively converted into book-entry form during the Conversion Option Period (which will begin 180 calendar days following the closing of this offering) until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) the Delisting Date, by causing (a) such Warrants to be transferred free to the Warrant Agent on the records of DTC, by giving appropriate instructions to the participant holding such Warrants in either the CEDEL or Euroclear system, as the case may be, and
(b) a duly completed and executed Exercise Notice to be delivered on behalf of the Warrantholder by CEDEL or Euroclear, as the case may be, to the Warrant Agent. Forms of Exercise Notice for Warrants held through the facilities of either CEDEL or Euroclear may be obtained from the Warrant Agent at the Warrant Agent's office or from CEDEL or Euroclear.

    Except for Warrants subject to automatic exercise or subject to the Limit Option and except following an Extension Event, the "Exercise Date" for a Warrant will be (i) the New York Business Day on which the Warrant Agent receives at the Warrant Agent's Window the Warrant (or transfer of such Warrant through DTC in the case of book-entry Warrants) and Exercise Notice (by facsimile transmission in the case of Exercise Notices for book-entry Warrants) in proper form with respect to such Warrant, if received at or prior to 3:00 P.M., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant (or transfer of such Warrant through DTC in the case of book-entry Warrants) and Exercise Notice after 3:00 P.M., New York City time, on a New York Business Day, then the next succeeding New York Business Day.

    In the case of Warrants held in book-entry form through the facilities of CEDEL or Euroclear, except for Warrants subject to automatic exercise, and subject to the Limit Option, the "Exercise Date" for a Warrant will be (i) the New York Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 P.M., New York City time, on such day, provided that the Warrant is received by the Warrant Agent by 3:00 P.M., New York City time, on the Valuation Date, or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 P.M., New York City time, on a New York Business Day, then the New York Business Day next succeeding such New York Business Day, provided that the Warrant is received by 3:00 P.M., New York City time, on the Valuation Date relating to exercises of Warrants on such succeeding New York Business Day. In the event that the Warrant is received after 3:00 P.M., New York City time, on the Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a New York Business Day, the next succeeding New York Business Day. In the case of Warrants held in book-entry form through the facilities of CEDEL or Euroclear, in order to ensure proper exercise on a given New York Business Day, participants in CEDEL or Euroclear must submit exercise instructions to CEDEL or Euroclear, as the case may be, by 10:00 A.M., Luxembourg time, in the case of CEDEL and by 10:00 A.M., Brussels time (by telex), or 11:00 A.M., Brussels time (by EUCLID), in the case of Euroclear. In addition, in the case of book-entry exercises through Euroclear, (a) participants must also transmit, by facsimile (facsimile number (212) 946-7682), to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 P.M., New York City time, on the desired Exercise Date and (b) Euroclear must confirm by telex to the Warrant Agent by 9:00 A.M., New York City time, on the Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided, that if such telex communication is received after 9:00 A.M., New York City time, on the Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

    To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given New York Business Day, a Warrantholder may need to give exercise instructions to his broker or other intermediary substantially earlier than 3:00 P.M., New York City time, on such day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders should consult with their brokers and other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics.

    Except in the case of Warrants subject to automatic exercise and for Warrants that upon exercise will entitle the holder thereof to receive an Alternative Settlement Amount in lieu of the Cash Settlement Amount and except following an Extension Event, if on any Valuation Date the Cash Settlement Amount for any Warrants would be zero, then the attempted exercise of any such Warrants will be void and of no effect and, in the case of definitive Warrants, the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first class mail at the Company's expense or, in the case of book-entry Warrants held through the facilities of DTC, such Warrants will be transferred back to the Participant that submitted them free on the records of DTC, and, in any such case, such Warrantholder will be permitted to re-exercise such Warrants prior to the Expiration Date or any Delisting Date, as the case may be.

    Minimum Exercise Amount. No fewer than 500 Warrants may be exercised by a Warrantholder at any one time (other than on automatic exercise). Accordingly, Warrantholders with fewer than 500 Warrants will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon their investment. Warrantholders must satisfy the minimum exercise amount requirement described above separately with respect to both certificated and book-entry Warrants even if both kinds of Warrants are to be exercised at the same time. Thus, a Warrantholder seeking to exercise both certificated and book-entry Warrants at the same time must still exercise a minimum of 500 of each kind of Warrant in order to satisfy such requirement. In addition, book-entry Warrants held through one Participant may not be combined with book-entry Warrants held through another Participant in order to satisfy the minimum exercise requirement.

    Maximum Exercise Amount. All exercises of Warrants (other than on automatic exercise or following an Extension Event) are subject, at the Company's option, to the limitation that not more than 750,000 Warrants in total may be exercised on any Exercise Date and not more than 250,000 Warrants may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date. If any New York Business Day would otherwise, under the terms of the Warrant Agreement, be the Exercise Date in respect of more than 750,000 Warrants, then at the Company's election, 750,000 of such Warrants shall be deemed exercised on such Exercise Date (selected by the Warrant Agent on a pro rata basis, but if, as a result of such pro rata selection, any registered holders of Warrants would be deemed to have exercised less than 500 Warrants, then the Warrant Agent shall first select an additional amount of such holders' Warrants so that no holder shall be deemed to have exercised less than 500 Warrants), and the remainder of such Warrants (the "Remaining Warrants") shall be deemed exercised on the following New York Business Day (notwithstanding the minimum exercise requirement and subject to successive applications of this provision); provided that any Remaining Warrants for which an Exercise Notice was delivered on a given Exercise Date shall be deemed exercised before any other Warrants for which an Exercise Notice was delivered on a later Exercise Date. If any beneficial owner of Warrants attempts to exercise more than 250,000 Warrants on any New York Business Day individually or in concert, then at the Company's election, 250,000 of such Warrants shall be deemed exercised on such New York Business Day and the remainder shall be deemed exercised on the following New York Business Day (notwithstanding the minimum exercise requirement and subject to successive applications of this provision). As a result of any postponed exercise as described above, Warrantholders will receive a Cash Settlement Value determined as of a date later than the otherwise applicable Valuation Date. In any such case, as a result of any such postponement, the Cash Settlement Value actually received by Warrantholders may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

VALUATION OF WARRANTS

    The "Valuation Date" for a Warrant will be the first Index Calculation Day following the applicable Exercise Date, subject to postponement upon the occurrence of an Extraordinary Event or Exercise Limitation Event as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein or as a result of the exercise of a number of Warrants exceeding the limits on exercise described herein under "Exercise of Warrants--Maximum Exercise Amount." The Nikkei 225 Index is compiled and published by NKS once each minute during each Index Calculation Day based on the most recent official prices of each of the Underlying Stocks as reported by the TSE. Due to time differences, trading on the TSE occurs when the AMEX is closed for business.

    The following is an illustration of the timing of an Exercise Date, the ensuing Valuation Date and the Limit Option Reference Index (as described herein under "--Limit Option"), assuming (i) that all relevant dates are New York Business Days and Index Calculation Days, (ii) the absence of any intervening Extraordinary Event or Exercise Limitation Event and (iii) the number of exercised Warrants does not exceed the maximum permissible amount. If the Warrant Agent receives a Warrantholder's Warrants and the related Exercise Notice in proper form at or prior to 3:00 P.M., New York City time, on Wednesday, November 15, 1995, the Exercise Date for such Warrants will be November 15 and the Valuation Date for such Warrants will be Thursday, November
16. The Spot Nikkei 225 Index used to determine the Cash Settlement Value of such Warrants will be the closing level of the Nikkei 225 Index (or any Successor Index or Substitute Index, as the case may be) on November 16 (i.e., the level at the close of trading on the TSE on November 16 which, because of the time zone difference, occurs prior to the opening of business in New York on November 16). If the Warrantholder elected the Limit Option in connection with the exercise of such Warrants, the Limit Option Reference Index would be the Spot Nikkei 225 Index on November 15 (which again, because of the time zone difference, will generally be available in the United States prior to the opening of business in New York on November 15).

    If the Warrant Agent were to receive such Warrantholder's Warrants and the related Exercise Notice after 3:00 P.M., New York City time, on November 15 then the Exercise Date for such Warrants would instead be November 16, the Valuation Date would be November 17 and the applicable Limit Option Reference Index would be the closing level of the Nikkei 225 Index on November 16 (which will not have occurred at the time such Warrantholder tendered his Warrants and Exercise Notice on November 15).

SETTLEMENT

    Following receipt of Warrants and the related Exercise Notice in proper form, the Warrant Agent will: (i) not later than 10:00 A.M., New York City time, on the New York Business Day next succeeding the applicable Valuation Date determine the Cash Settlement Value of such Warrants based on the Spot Nikkei 225 Index on such Valuation Date provided by the Determination Agent and (ii) not later than 12:00 Noon, New York City time, on the New York Business Day next succeeding the applicable Valuation Date, advise the Company of the aggregate Cash Settlement Value of the exercised Warrants. The Determination Agent will not be responsible for good faith errors or omissions in determining or disseminating information regarding the Spot Nikkei 225 Index. Except for Warrants subject to automatic exercise or that upon exercise entitle the Warrantholder to an Alternative Settlement Amount, the Company will be required to make available to the Warrant Agent, no later than 3:00 P.M., New York City time, on the fourth New York Business Day following the Valuation Date for such Warrants (or, if the Valuation Date is not a New York Business Day, on the fourth New York Business Day following the New York Business Day following the Valuation Date) (the "Funding Date"), New York Clearing House or next day funds in an amount sufficient to pay such aggregate Cash Settlement Value. If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making payment available (i) in respect of definitive Warrants to each registered holder of an exercised definitive Warrant prior to the close of business on the New York Business Day following the Funding Date (the "Settlement Date") in the form of a cashier's check or official bank check or (in the case of payments of at least U.S. $100,000) by wire transfer to a U.S. Dollar bank account maintained by such holder in the United States (at such holder's election as specified in the applicable Exercise Notice), in an amount equal to the aggregate Cash Settlement Value of such holder's exercised Warrants or (ii) in respect of book-entry Warrants held through the facilities of DTC, prior to the close of business on the Settlement Date to each appropriate Participant in the form of a cashier's check or an official bank check or (in the case of payments of at least U.S. $100,000) by wire transfer to a U.S. Dollar account maintained by such Participant in the United States (at the Participant's election as specified in the Exercise Notice) in an amount equal to the aggregate Cash Settlement Value of the exercised Warrants held through such Participant. Each Participant will be responsible for disbursing payments to the Warrantholders it represents), and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

LIMIT OPTION

    Except for Warrants subject to automatic exercise and as described below with respect to payments of any Alternative Settlement Amount and except following an Extension Event, each Warrantholder, in connection with any exercise of Warrants (including a postponed exercise following an Extraordinary Event or an Exercise Limitation Event), will have the option (the "Limit Option") to specify that such Warrants are not to be exercised if the Spot Nikkei 225 Index that would otherwise be used to determine the Cash Settlement Value of such Warrants is five hundred (500) or more points lower than the closing value (afternoon session) of the Nikkei 225 Index (or, in the event that the Cash Settlement Value is to be determined with respect to any Substitute Index, a number of points below the closing level of such index that will be determined by the Determination Agent in the manner described under "Substitution of the Nikkei 225 Index" herein) for the day specified below (such closing level, the "Limit Option Reference Index"). A Warrantholder's election of the Limit Option must be specified in the applicable

Exercise Notice delivered to the Warrant Agent. The Limit Option Reference Index will be the closing level of the Nikkei 225 Index (or any Successor Index or any Substitute Index, as the case may be) on the relevant Exercise Date (or if such day is not an Index Calculation Day, on the immediately preceding Index Calculation Day). If an Exercise Notice and the related Warrants are received after 3:00 P.M., New York City time, on a given day, the applicable Limit Option Reference Index will be determined as of the next day that is also a New York Business Day (or, if such day is not an Index Calculation Day, as of the immediately preceding Index Calculation Day).

    To ensure that the Limit Option will have its intended effect of limiting the risk of any downward movement in the level of the Nikkei 225 Index between the date on which a Warrantholder submits an Exercise Notice and the related Valuation Date, such Exercise Notice and the related Warrants generally must be received by the Warrant Agent not later than 3:00 P.M., New York City time, on the New York Business Day on which it is submitted (except as permitted in the case of Warrants held through the facilities of CEDEL or Euroclear) and the Exercise Date must also be an Index Calculation Day. See the illustration under "Exercise of Warrants" and "Certain Risk Factors Concerning the Warrants" herein.

    Following receipt of an Exercise Notice and the related Warrants subject to the Limit Option, the Warrant Agent will obtain the applicable Limit Option Reference Index from the Determination Agent and will determine whether such Warrants will not be exercised because of the Limit Option. Warrants that are not exercised will be treated as not having been tendered for exercise and either the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first class mail at the Company's expense or, in the case of Warrants held through the facilities of DTC, such Warrants will be transferred to the account at DTC from which they were transferred to the Warrant Agent. To exercise such Warrants, a Warrantholder will be required to cause an Exercise Notice and the related Warrants to be submitted again to the Warrant Agent.

    In the case of a postponed Valuation Date, the Limit Option will continue to apply once elected by a Warrantholder in connection with an exercise of Warrants on the basis of the Limit Option Reference Index as initially determined for such Warrants, except when such Valuation Date is postponed until the Expiration Date, any Delisting Date or the Cancellation Date (each as defined herein) or following an Extension Event, all as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein. Such Warrants will either (i) be exercised on a delayed basis if the applicable Spot Nikkei 225 Index on the postponed Valuation Date is not five hundred (500) or more points lower than the Limit Option Reference Index or (ii) be excluded from being exercised if, on any applicable postponed Valuation Date, the applicable Spot Nikkei 225 Index is five hundred (500) or more points lower than the Limit Option Reference Index, in each case such number of points being subject to adjustment in the event of any substitution of a Substitute Index for the Nikkei 225 Index. See "Substitution of the Nikkei 225 Index" herein.

    In connection with any exercise of 1,000 or more Warrants, a Warrantholder may elect to subject the exercise of only a portion of such Warrants to the Limit Option, provided that the number of Warrants subject to the Limit Option and the number of Warrants not subject to the Limit Option shall in each case not be less than 500. A Warrantholder may not combine definitive Warrants and book-entry Warrants in order to meet the 500-Warrant minimum requirements. See "Exercise of Warrants-- Minimum Exercise Amount" herein.

AUTOMATIC EXERCISE

    All Warrants for which the Warrant Agent has not received a valid Exercise Notice at or prior to 3:00 P.M., New York City time, on (i) the New York Business Day immediately preceding the Expiration Date or (ii) any Delisting Date, as the case may be, or for which the Warrant Agent has received a valid Exercise Notice but with respect to which timely delivery of the relevant Warrants has not been made, together with any Warrants the Valuation Date for which has at such time been postponed as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, will be automatically exercised on such date, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described below. The Exercise Date for such Warrants will be the Expiration Date or any Delisting Date, as the case may be, or, if such date is not a New York Business Day, the next succeeding New York Business Day. The Warrant Agent will obtain the Spot Nikkei 225 Index (determined as of the first Index Calculation Day following such date, which will be the Valuation Date for such Warrants except in the case of an exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein) and will determine the Cash Settlement Value, if any, of such Warrants.

    In the case of Definitive Warrants subject to automatic exercise, except in the case of an exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, the Company will be required to make New York Clearing House or next day funds available to the Warrant Agent, no later than 3:00 P.M., New York City time, on the fourth New York Business Day following the Valuation Date for such Warrants (or, if such Valuation Date is not a New York Business Day, on the fourth New York Business Day following the New York Business Day next succeeding such Valuation Date) (the "Automatic Funding Date"). If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making a payment available to each registered holder of a Definitive Warrant in the form of a cashier's check or official bank check, or (in the case of payments of at least U.S.$100,000) by wire transfer to a U.S. Dollar account maintained by such holder in the United States (at such holder's election) prior to the close of business on the Automatic Funding Date (or, in the case of payments made by wire transfer, prior to the close of business on the New York Business Day next succeeding the Automatic Funding Date) against receipt by the Warrant Agent at the Warrant Agent's Window of such holder's Warrant Certificates. Such payment will be in an amount equal to the aggregate Cash Settlement Value of the Warrants evidenced by such Warrant Certificates.

    In the case of book-entry Warrants held through DTC subject to automatic exercise, except in the case of an exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, the Company will be required to make available to the Warrant Agent, no later than 3:00 P.M., New York City time, on the Automatic Funding Date, New York Clearing House or next day funds in an amount sufficient to pay such aggregate Cash Settlement Value. If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making funds available to DTC prior to the close of business on the Automatic Funding Date in an amount sufficient to pay the aggregate Cash Settlement Value of the Warrants. DTC will be responsible for disbursing such funds to each appropriate Participant and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

EXTENSION EVENTS, EXTRAORDINARY EVENTS AND EXERCISE LIMITATION EVENTS

    Extension Events. If an event described in clause (i) of the definition of Exercise Limitation Event below is continuing on the Expiration Date (an "Extension Event") the term of any outstanding Warrants will be extended for a period of 30 days (the thirtieth day following the Expiration Date being the "Extended Expiration Date"), except that if the Cash Settlement Value or the Intrinsic Value used in calculating the Alternative Settlement Amount, as the case may be, of the Warrants would have been zero if the Warrants had been exercised such that the Valuation Date for such exercise was the Measurement Date (as defined below), then the term of the Warrants will not be extended and the Warrants will be deemed to be worthless. Any such automatic extension shall be deemed to have been revoked and the Warrants shall expire on the earlier of
(i) the next Index Calculation Day following a Tokyo Trading Day (as defined below) on which there is no Extension Event (such Index Calculation Day, the "Early Extended Expiration Date") and (ii) any Delisting Date occurring on or after the Expiration Date. The Company will give the Warrant Agent prompt notice by telephone or facsimile transmission and will give prompt notice to the Warrantholders by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal) of the occurrence of an Extension Event, any Extended Expiration Date, any Index Calculation Day referred to in clause (i) above and any Delisting Date referred to in clause
(ii) above.

    Any Warrants that expire as described in clause (i) of the preceding paragraph will be deemed to be exercised on the Early Extended Expiration Date (even if such Warrants would not otherwise be exercisable on such date because of the Limit Option) on the basis that the Valuation Date for such exercise shall be such Early Extended Expiration Date, and the holder of each such Warrant will receive the Alternative Settlement Amount, calculated using the value of the Underlying Stocks on such Early Extended Expiration Date, whether or not an Extraordinary Event or an Exercise Limitation Event is then continuing.

    If the term of the Warrants has been extended but an Extension Event is continuing (A) when the Warrants expire on the Extended Expiration Date or (B) on any Delisting Date occurring on or after the Expiration Date, the Warrants will be deemed to be worthless and the Company shall not be required to make any payments in respect thereof. The Company will give prompt notice of any such determination to the Warrant Agent by telephone or facsimile transmission and to the Warrantholders by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal). In such a case, the holders of such Warrants will lose their entire investment, even though the Cash Settlement Value of the Warrants, if calculated using the fair value of the Underlying Stocks at the time the Warrants are deemed to be worthless, would be greater than zero.

    "Measurement Date" means the Tokyo Trading Day (as defined below) occurring most recently prior to the Expiration Date on which none of the events described in clause (i) of the definition of Exercise Limitation Event below had occurred or was continuing. "Tokyo Trading Day" means a day on which the TSE is open for business.

    Extraordinary Events. The Warrant Agreement will provide that if the Company determines that an Extraordinary Event has occurred and is continuing on the Tokyo Business Day with respect to which the Spot Nikkei 225 Index on a Valuation Date is to be determined (the "Applicable Tokyo Business Day"), then the Cash Settlement Value with respect to an exercise of Warrants shall be calculated on the basis that the Valuation Date shall be the next Index Calculation Day following an Applicable Tokyo Business Day on which there is no Extraordinary Event or Exercise Limitation Event; provided that, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described under "--Extension Events" above, if the Valuation Date has not occurred on or prior to the Expiration Date or any Delisting Date, the Warrantholders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value which shall be calculated as if the Warrants had been cancelled on the Expiration Date or any Delisting Date, as the case may be. The

Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Extraordinary Event shall have occurred.

    "Extraordinary Event" means any of the following events:

        (i) a suspension, material limitation or absence of trading on the TSE of all the Underlying Stocks which then comprise the Nikkei 225 Index, any Substitute Index or a Successor Index (the "Underlying Stocks");

        (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court of any jurisdiction, any administrative agency or any other U.S. or non-U.S. governmental authority that would make it unlawful for the Company to perform any of its obligations under the Warrant Agreement or the Warrants or that has had or is reasonably expected to have a material adverse effect on the ability of
    (A) the Company to perform its obligations under the Warrants or to hedge or modify the hedge of its position with respect to the Nikkei 225 Index, any Substitute Index or a Successor Index or (B) any affiliate of the Company to hedge or modify the hedge of its position with respect to any hedging transaction entered into with the Company in connection with the Company's obligations under the Warrants; or

        (iii) any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities that in the opinion of the Company may materially and adversely affect the economy of Japan or the trading of securities generally on the
    TSE) that has had or is reasonably expected to have a material adverse effect on the ability of (A) the Company to perform its obligations under the Warrants or to modify the hedge of its position with respect to the Nikkei 225 Index, any Substitute Index or a Successor Index or (B) any affiliate of the Company to hedge or modify the hedge of its position with respect to any hedging transaction entered into with the Company in connection with the Company's obligations under the Warrants.

    For the purpose of determining whether an Extraordinary Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of the TSE and (2) an "absence of trading" on the TSE will not include any time when the TSE is closed for trading under ordinary circumstances.

    Based on information provided by the TSE, the Company is not aware of any circumstances that have arisen since 1980 that could have constituted an Extraordinary Event, except that on January 7, 1989 trading was suspended due to the death of the Emperor of Japan (the "1989 Suspension"). The existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future. See "The Nikkei 225 Index--The Tokyo Stock Exchange" herein.

    If the Company determines that an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Company to continue, the Company, prior to the Expiration Date, may immediately cancel the Warrants by notifying the Warrant Agent of such cancellation (the date such notice is given being the "Cancellation Date"), and each Warrantholder's rights under the Warrants and the Warrant Agreement shall thereupon cease; provided that each Warrant shall be exercised (even if such Warrant would not otherwise be exercisable on such date because of the Limit Option) on the basis that the Valuation Date for such Warrant shall be the Cancellation Date and the holder of each such Warrant will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount, determined by the Determination Agent.

    The "Alternative Settlement Amount" is equal to the amount calculated using the formula set forth below:

                                                    T      A
Alternative Settlement Amount = Intrinsic Value +  ---  x ---
                                                    2      B



where

    Intrinsic Value = the Cash Settlement Value of the Warrants determined as described under "--Cash Settlement Value" herein (or, in the event of a substitution of a Substitute Index for the Nikkei 225 Index, as described under "The Nikkei 225 Index--Substitution of the Nikkei 225 Index" herein), but calculated with a Spot Nikkei 225 Index determined by the Determination Agent which, subject to approval by the Company (such approval not to be unreasonably withheld), in the reasonable opinion of the Determination Agent, fairly reflects the value of the Underlying Stocks on the Cancellation Date, Expiration Date, Delisting Date or Early Extended Expiration Date, whichever has given rise to the payment of the Alternative Settlement Amount;

    T = U.S.$      , the maximum initial offering price per Warrant, less
U.S.$    , the Cash Settlement Value per Warrant on the date of this Prospectus
Supplement.

    A = the total number of days from but excluding the Cancellation Date, Expiration Date or Delisting Date, whichever has given rise to the payment of the Alternative Settlement Amount for such Warrants, to and including the Expiration Date; and

    B = the total number of days from, but excluding the date on which sales of the Warrants were initially confirmed, to and including the Expiration Date.

    For the purposes of determining "Intrinsic Value" in the above formula, in the event that the Determination Agent and the Company are required, but have not, after good faith consultation with each other and within five days following the first day upon which such Alternative Settlement Amount may be calculated in accordance with the above formula, agreed upon a Spot Nikkei 225 Index which fairly reflects the value of the Underlying Stocks on the Cancellation Date, Expiration Date, Delisting Date or Early Extended Expiration Date, whichever gives rise to the payment of the Alternative Settlement Amount, then the Determination Agent shall promptly nominate a third party, subject to approval by the Company (such approval not to be unreasonably withheld), to determine such figure and calculate the Alternative Settlement Amount in accordance with the above formula. Such party shall act as an independent expert and not as an agent of the Company or the Determination Agent, and its calculation and determination of the Alternative Settlement Amount shall, absent manifest error, be final and binding on the Company, the Warrant Agent, the Determination Agent and the Warrantholders. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent's Office. Neither the Company nor such third party shall have any responsibility for good faith errors or omissions in calculating the Alternative Settlement Amount.

    Exercise Limitation Events. The Warrant Agreement will provide that if the Company determines that on an Applicable Tokyo Business Day an Exercise Limitation Event has occurred and is continuing, then the Cash Settlement Value in respect of an exercise shall be calculated on the basis that the Valuation Date shall be the next Index Calculation Day following an Applicable Tokyo Business Day on which there is no Exercise Limitation Event or Extraordinary Event; provided that, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described under "--Extension Events" above, if the Valuation Date has not occurred on or prior to the Expiration Date or any Delisting Date, the Warrantholders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value, which shall be calculated as if the Warrants had been cancelled on the Expiration Date or any Delisting Date, as the case may be. The Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Exercise Limitation Event shall have occurred.

    "Exercise Limitation Event" means any of the following events:

        (i) a suspension, material limitation or absence of trading on the TSE of 20% or more in number of the Underlying Stocks; or

        (ii) the suspension or material limitation on the SIMEX, OSE or AMEX or any other major futures, options or securities market (which as of the date of this Prospectus Supplement includes only the SIMEX, OSE or AMEX, but which in the Company's judgment may change in the future) of trading in futures or options contracts related to the Nikkei 225 Index (or, in the event of a substitution of a Substitute Index for the Nikkei 225 Index, the Nikkei 300 Index) or a Successor Index.

    For purposes of determining whether an Exercise Limitation Event has occurred: (l) a limitation on the hours or number of days of trading will not constitute an Exercise Limitation Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute an Exercise Limitation Event, (3) a suspension of trading in an Underlying Stock or in a futures or options contract referred to in clauses (i) and (ii) above, by reason of (x) a price change violating limits set by the TSE, SIMEX, OSE or AMEX or other futures or securities market on which futures or options contracts related to the Nikkei 225 Index (or, in the event of a substitution of a Substitute Index for the Nikkei 225 Index, the Nikkei 300 Index), the Japan Index, any New Japan Index or a Successor Index are traded or such other futures or securities market or (y) an imbalance of orders relating to an Underlying Stock or such contracts will constitute a suspension or material limitation of trading, (4) an "absence of trading" on the TSE will not include any time when the TSE is closed for trading under ordinary circumstances and (5) the occurrence of an Extraordinary Event described in clause (i) of the definition of Extraordinary Event will not constitute, and will supersede the occurrence of, an Exercise Limitation Event.

    Based on information provided to the Company by the TSE, the Company is not aware of any suspensions of trading during the past ten years on such exchange under circumstances that could have constituted an Exercise Limitation Event, except for the 1989 Suspension and a suspension of trading on the OSE of futures and options on January 17, 1995 as a result of the Kobe earthquake. The Company has not, however, verified with the TSE, SIMEX, OSE or AMEX, and makes no representations concerning, whether any suspensions of trading by reason of a price change violating limits set by the TSE, SIMEX, OSE or AMEX or any absences of trading during such period could have constituted an Exercise Limitation Event. The lack or occurrence of such suspensions over the period indicated is not necessarily indicative of the number or frequency of any future suspensions. See "The Nikkei 225 Index--The Tokyo Stock Exchange" herein.

    In the case of Warrants as to which there has been a postponed Valuation Date resulting from an Extraordinary Event or an Exercise Limitation Event (including an Extension Event) or as a result of a number of Warrants exceeding the maximum permissible amounts (as described herein), the Company will be required to make available to the Warrant Agent no later than 3:00 P.M., New York City time, on the third New York Business Day following the date on which the Cash Settlement Value or Alternative Settlement Amount, as the case may be, has been calculated (the "Alternative Funding Date") New York Clearing House or next day funds in an amount equal to, and for the payment of, the aggregate Cash Settlement Value or Alternative Settlement Amount, as applicable, of such Warrants. The Warrant Agent will thereafter be responsible for making payment available to each registered holder who holds Warrants in certificated form in the form of a cashier's check or official bank check, or (in the case of payments of at least U.S.$100,000) by wire transfer to a U.S. Dollar bank account maintained by such holder in the United States (at such holder's election), in an amount equal to the aggregate Cash Settlement Value or Alternative Settlement Amount, as applicable, of such holder's exercised Warrants prior to the close of business on the Alternative Funding Date (or, in the case of payments made by wire transfer, prior to the close of business on the New York Business Day next succeeding the Alternative Funding Date). In the case of Warrants held through the facilities of DTC, if the Company has made such funds available by such time as noted above, the Warrant Agent will thereafter be responsible for making funds available to DTC in an amount sufficient to pay the Cash Settlement Value or Alternative Settlement Amount of the Warrants, if applicable, prior to the close of business on the Alternative Funding Date. DTC will be responsible for disbursing such funds to each appropriate Participant and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

    Certain of the Extraordinary Events and Exercise Limitation Events may be events that would tend to decrease the level of the Nikkei 225 Index, any Substitute Index and any Successor Index and accordingly decrease the Cash Settlement Value for the Warrants following the occurrence of any such Extraordinary Event or Exercise Limitation Event. However, as a result of any postponed exercise as described above, Warrantholders would not receive such Cash Settlement Value, but would receive instead a Cash Settlement Value (or, if applicable, an Alternative Settlement Amount) determined as of a later date. In any such case, any immediate impact of the related Extraordinary Event or Exercise Limitation Event on the Nikkei 225 Index may have been negated by interim market and other developments and, as a result of any such postponement, the Cash Settlement Value (or Alternative Settlement Amount) actually received by Warrantholders may be substantially different than the otherwise applicable Cash Settlement Value if the valuation of the Warrants had not been postponed.

WARRANT CERTIFICATES

    The Warrants will originally be issued as certificates in registered form (each, a "Warrant Certificate"). The Warrant Agent will from time to time register the transfer of any outstanding Warrant Certificate upon surrender thereof at the Warrant Agent's Window duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent and the Company duly executed by, the registered holder thereof, a duly appointed legal representative or a duly authorized attorney. Such signature must be guaranteed by a bank or trust company having a correspondent office in New York City or by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. (the "NASD") or by a member of a national securities exchange. A new Warrant Certificate will be issued to the transferee upon any such registration of transfer.

    At the option of a Warrantholder, unexercised Warrant Certificates may be exchanged for other Warrant Certificates representing a like number of Warrants, upon surrender to the Warrant Agent at the Warrant Agent's Window, of the Warrant Certificates to be exchanged. The Company will thereupon execute, and the Warrant Agent will countersign and deliver, one or more new Warrant Certificates representing such like number of unexercised Warrants.

    In the event that upon any exercise of Warrants evidenced by a Warrant Certificate, the number of Warrants exercised is fewer than the total number of Warrants evidenced by such Certificate, a new Warrant Certificate evidencing the number of Warrants not exercised will be issued to the registered holder or his assignee. See "--Exercise of Warrants--Minimum Exercise Amount" herein.

    If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for such mutilated Warrant Certificate or in replacement for such lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate representing a like number of Warrants, but only (in the case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of loss, theft or destruction of such Warrant Certificate and security or indemnity, if requested, satisfactory to them. Warrantholders requesting replacement Warrant Certificates must also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Warrant Agent may prescribe. In case all of the Warrants represented by any such mutilated, lost, stolen or destroyed Warrant Certificate have been or are about to be exercised (including upon automatic exercise), the Company in its discretion may, instead of issuing a new Warrant Certificate, direct the Warrant Agent to treat such Warrant Certificate the same as if the Warrant Agent had received an Exercise Notice in proper form in respect thereof or as being subject to automatic exercise, as the case may be.

    No service charge will be made for any registration of transfer or exchange of Warrant Certificates, but the Company may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection thereto, other than exchanges not involving any transfer. In the case of the replacement of mutilated, lost, stolen or destroyed Warrant Certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent) connected therewith.

BOOK-ENTRY CONVERSION

    One hundred eighty calendar days after the consummation of the sale of the Warrants pursuant to this Prospectus Supplement (which sale is expected to be
consummated on October   , 1995), each Warrantholder will have the option to
convert the form in which such Warrantholder holds his Warrants from certificated to book-entry from by utilizing the Conversion Option. The Conversion Option will be available for 45 calendar days (the "Conversion Option Period") and is expected to run from 1996 through 1996.

    In order to be exchanged for a Warrant in book-entry form, a Warrant Certificate must be delivered to DTC, in proper form for deposit, by a Participant. Accordingly, a Warrantholder who is not a Participant (other than a Warrantholder holding Warrants through CEDEL or Euroclear) must deliver this Warrant Certificate, in proper form for deposit, to a Participant, either directly or through an indirect participant (such as a bank, brokerage firm, dealer or trust company that clears through, or maintains a custodial relationship with, a Participant) or brokerage firm which maintains an account with a Participant, in order to have its Warrant Certificate exchanged for a Warrant in book-entry form. Warrantholders who desire to exchange their Warrant Certificates for Warrants in book-entry form should contact their brokers or other Participants or indirect participants to obtain information on procedures for submitting their Warrant Certificate to DTC, including the proper form for submission and (during the Conversion Option Period) the cut-off times for same day and next dy exchange. A Warrant Certificate held by the Warrantholder in nominee or "street" name may be automatically exchanged into book-entry form by the broker or other entity in whose name such Warrant Certificate is registered, without action of, or consent by, the beneficial owner of the related Warrant. In addition, a Warrant Certificate held through the facilities of CEDEL or Euroclear will automatically be exchanged into book-entry form by CEDEL or Euroclear, as the case may be, pursuant to the Conversion Option on the last day of the Conversion Option Period without action of, or consent by, the beneficial owner of the related Warrants. Accordingly, Warrantholders holding their Warrants through CEDEL or Euroclear who do not wish to convert the form in which they hold such Warrants to book-entry form must arrange to transfer their Warrants out of the CEDEL or Euroclear systems, as the case may be, prior to the last day of the Conversion Option Period. Thereafter, Warrantholders may no longer hold certificated Warrants through the facilities of CEDEL or Euroclear.

    Warrant Certificates received by DTC for exchange during the Conversion Option Period will be exchanged for Warrants in book-entry form by the close of business on the New York Business Day that those Warrant Certificates are received by DTC (if received by DTC at its then applicable cut-off time for same day credit) or on the following New York Business Day (if received by DTC at its then applicable cut off-time for next day credit). After the last day of the Conversion Option Period, DTC will not be required to accept delivery of Warrant Certificates in exchange for book-entry Warrants, but may permit Warrant Certificates to be so exchanged on a case-by-case basis. However, there can be no assurance that such Warrant Certificates will be accepted for exchange. Warrant Certificates surrendered at any time for exchange for book-entry Warrants may not be exercised or delivered for settlement or transfer until such exchange has been effected. Accordingly, if a change in the level of the Nikkei 225 Index were to occur after a Warrant Certificate had been surrendered for exchange into book-entry form, a Warrantholder would not be able to take advantage of the changes by exercising the related Warrant until such exchange had been effected. Since Warrant Certificates are not required to be exchanged for Warrants in book-entry form, it is likely that not all Warrant Certificates will be so exchanged. Accordingly, Warrantholders purchasing Warrants in secondary market trading after commencement of the Conversion Option Period may wish specific arrangements with brokers or other Participants or indirect participants if they wish to purchase only Warrants in book-entry form and not Warrant Certificates. The Company has been informed by CEDEL and Euroclear that they will only clear Warrants in book-entry form after the Conversion Option Period.

    Once a Warrantholder has elected the Conversion Option, such Warrantholder may hold his Warrants only in book-entry form and will not be able to change his election or withdraw from the book-entry system. Accordingly, ownership of the Warrants in certificated form will no longer be available to investors who have elected the Conversion Option.

CEDEL AND EUROCLEAR

    Initially, Warrantholders may hold their Warrants in either book-entry or certificated form through Centrale de Livraison de Valeurs Mobiliees S.A. ("CEDEL") or Euroclear if they are participants in those systems, or indirectly through organizations which are participants in such systems. However, as described above under "--Book Entry Conversion", it is anticipated that Warrant Certificates held through those systems will be converted into book-entry form on the last day of the Conversion Option Period and, accordingly, certificated ownership of Warrants will no longer be available through those systems after such day.

    CEDEL and Euroclear will hold omnibus certificated positions and omnibus book-entry positions on behalf of their participants through customers' securities accounts in CEDEL's and Euroclear's names on the books of their respective depositaries which in turn will, in the case of certificated positions only, hold such positions in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., New York Office ("Citibank") will act as depositary for CEDEL and Morgan Guaranty Trust Company of New York, New York Office ("Morgan") will act as depositary for Euroclear (in such capacities, the "Depositaries"). All securities in CEDEL or Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

    Exercises of certificated Warrants by persons holding through CEDEL or Euroclear participants will be effected through Citibank or Morgan, as the case may be; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participants in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to the depositary to take action to effect the exercise of the Warrants on its behalf by delivering Warrants to the Warrant Agent and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the certificated Warrants held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its Depositary. See "--Exercise and Settlement of the Warrants" herein.

    Exercises of book-entry Warrants by persons holding through CEDEL or Euroclear participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its Depositary; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its Depositary to take action to effect its exercise of the Warrants on its behalf by delivering Warrants through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the Warrants held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its Depositary. See "--Exercise and Settlement of the Warrants" herein.

    CEDEL is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including U.S. dollars. CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

    The Euroclear System was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including U.S. dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan's Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). Morgan is a member bank of the United States Federal Reserve System. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipt of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

    All information herein on CEDEL and Euroclear is derived from CEDEL or Euroclear, as the case may be, and reflects the policies of those organizations, which are subject to change without notice.

LISTING

    Application has been made to list the Warrants on the AMEX. The AMEX symbol for the Warrants is NKB.WS. The AMEX expects to cease trading the Warrants on such Exchange as of the close of business on the later of the Expiration Date or any Early Extended Expiration Date or Extended Expiration Date. See "Certain Risk Factors Concerning the Warrants--Other Considerations" herein.

DELISTING OF WARRANTS

    In the event that the Warrants are delisted from, or permanently suspended from trading (within the meaning of the Securities Exchange Act of 1934 and the rules and regulations thereunder) on the AMEX, and not accepted at the same time for listing on another SRO, Warrants not previously exercised will be deemed automatically exercised on the last New York Business Day prior to the effective date of such delisting or trading suspension (such New York Business Day, the "Delisting Date"), and if such Delisting Date occurs prior to the Expiration Date, the Cash Settlement Value, if any, shall be calculated and settled as provided herein under "--Automatic Exercise," subject to a determination that the Warrants are worthless, as described above. If such Delisting Date occurs on or after the Expiration Date and prior to any Extended Expiration Date, the Warrants will be deemed to be worthless. See "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" above. The Company will notify Warrantholders as soon as practicable of such delisting or trading suspension. However, if the Company first receives notice of the delisting or suspension on the same day on which the Warrants are delisted or suspended, such day will be deemed the Delisting Date. The Company will covenant in the Warrant Agreement that it will not seek delisting of the Warrants from, or suspension of their trading on, the AMEX unless the Company has, at the same time, arranged for the Warrants to be traded pursuant to the rules of another SRO that are filed with the Commission under the Exchange Act.

                              THE NIKKEI 225 INDEX

    Unless otherwise stated, all information herein relating to the Nikkei 225 Index has been derived from the Stock Market Indices Data Bank published by NKS and other publicly-available sources. Such information reflects the policies of NKS and are subject to change at the discretion of NKS.

    The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 highly capitalized Underlying Stocks trading on the TSE representing a broad cross-section of Japanese industries. (See Appendix B hereto for a list of the 225 Underlying Stocks as of August 15, 1995). All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

    The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor, initially set in 1949 at 225, was 10.036 as of October 4, 1995 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing Yen50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of Yen50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

    In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

    Underlying Stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the Underlying Stocks, NKS will select a suitable replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and not representative of a market will be deleted by NKS.

    NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Warrants are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Prospectus Supplement that NKS makes any representation or warranty, implied or express, to the Company, the Warrantholders or any member of the public regarding the advisability of investing in securities generally or in the Warrants in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the Warrantholders into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Warrants to be issued or in the determination or calculation of the equation by which the Warrants are to be settled in cash. NKS has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

    The use of and references to the Nikkei 225 Index in connection with the Warrants has been consented to by NKS, the publisher of the Nikkei 225 Index.

    None of the Company, the Warrant Agent, the Determination Agent and the Underwriters accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Index or Substitute Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such index is applied in determining any Cash Settlement Value or Alternative Settlement Amount upon exercise of the Warrants.

HISTORICAL DATA ON NIKKEI 225 INDEX

    NKS first calculated and published the Nikkei 225 Index in 1970. The following table sets forth the highest and lowest daily closing level of the Nikkei 225 Index for each quarter or partial quarter, as the case may be, in the period from 1990, through October 4, 1995, as well as the closing level of the Nikkei 225 Index as of the end of each such quarter or partial quarter, as the case may be. These historical data on the Nikkei 225 Index are not any indication of the future performance of the Nikkei 225 Index.

                                                                    DAILY CLOSING LEVELS
                                                             -----------------------------------
                                                              HIGHEST      LOWEST       CLOSING
                                                               LEVEL        LEVEL        LEVEL
                                                             ---------    ---------    ---------
1990:
  1st Quarter.............................................   38,712.88    29,843.34    29,980.45
  2nd Quarter.............................................   33,192.50    28,002.07    31,940.24
  3rd Quarter.............................................   33,172.28    20,983.50    20,983.50
  4th Quarter.............................................   25,352.63    20,221.86    23,848.71
1991:
  1st Quarter.............................................   27,146.91    22,442.70    26,292.04
  2nd Quarter.............................................   26,980.37    23,290.96    23,290.96
  3rd Quarter.............................................   24,120.75    21,456.76    23,916.44
  4th Quarter.............................................   25,222.28    21,502.90    22,983.77
1992:
  1st Quarter.............................................   23,801.18    19,345.95    19,345.95
  2nd Quarter.............................................   18,804.60    15,741.27    15,951.73
  3rd Quarter.............................................   18,908.47    14,309.41    17,399.08
  4th Quarter.............................................   17,690.67    15,993.48    16,924.95
1993:
  1st Quarter.............................................   19,048.38    16,287.45    18,591.45
  2nd Quarter.............................................   21,076.00    19,099.09    19,590.00
  3rd Quarter.............................................   21,148.11    19,621.46    20,105.71
  4th Quarter.............................................   20,500.25    16,078.71    17,417.24
1994:
  1st Quarter.............................................   20,677.77    17,369.74    19,111.92
  2nd Quarter.............................................   21,552.81    19,122.22    20,643.93
  3rd Quarter.............................................   20,862.77    19,468.89    19,563.81
  4th Quarter.............................................   20,148.83    18,666.93    19,723.06
1995:
  1st Quarter.............................................   19,684.04    15,749.77    16,139.95
  2nd Quarter.............................................   17,103.69    14,507.17    14,517.40
  3rd Quarter.............................................   18,758.55    14,485.41    17,913.06
  4th Quarter (through October 4, 1995)...................   18,145.08    17,739.85    18,145.08

    Since its inception, the Nikkei 225 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the Nikkei 225 Index during any period set forth above is not any indication that the Nikkei 225 Index is more or less likely to increase or decline at any time during the term of the Warrants.

THE TOKYO STOCK EXCHANGE

    The Tokyo Stock Exchange is one of the world's largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

    Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

    The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits which are stated in absolute Japanese Yen, and not percentage, limits from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for the stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index which may, in turn, adversely affect the value of the Warrants or result in an Exercise Limitation Event or Extraordinary Event. See "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein.

SUBSTITUTION OF THE NIKKEI 225 INDEX

    The Nikkei 225 Index, published by NKS, is currently the most widely utilized index relating to Japanese equity securities, as measured by the market value of: (i) the average daily trading volume of futures contracts on such index and (ii) the average daily open interest in such contracts, in each case market value being calculated by reference to the daily closing prices of such contracts. In October of 1993, NKS commenced the calculation and publication of a new broad-based, capitalization-weighted index referred to as the Nikkei 300 Index (the "Nikkei 300 Index"). Unlike the Nikkei 225 Index, which is a price-weighted index of 225 Japanese stocks listed in the First Section of the TSE, the Nikkei 300 Index is a capitalization-weighted index of 300 Japanese stocks listed in the First Section of the TSE. See "--Nikkei 300 Index" for a description of the Nikkei 300 Index. In addition, on February 14, 1994, trading on the OSE of new futures contracts on the Nikkei 300 Index (the "Nikkei 300 Futures Contracts") was inaugurated. If the Nikkei 300 Futures Contracts develop Adjusted Trading Volume and Adjusted Open Interest (in each case, as defined below) with a market value exceeding that of the futures contracts on the Nikkei 225 Index (the "Nikkei 225 Futures Contracts"), the Company believes this would indicate that the Nikkei 300 Futures Contracts will have become more widely utilized than the Nikkei 225 Futures Contracts.

    On any Substitution Date (as defined herein), a Substitute Index will be substituted for the Nikkei 225 Index, and, thereafter, the index used to determine the Spot Nikkei 225 Index will be such Substitute Index. The "Substitution Date" shall be the thirtieth calendar day (or, if such day is not a New York Business Day, the next succeeding New York Business Day) following the giving of notice (as described below) of a Substitution Event (as defined herein). Upon the occurrence of a Substitution Event, the Company shall promptly give notice to the Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be the Wall Street Journal), of the

Substitution Event, the Substitute Index, the Substitution Date and the Strike Level and the divisor used to determine the Cash Settlement Value, both as adjusted in the manner described below.

    Upon the substitution of a Substitute Index for the Nikkei 225 Index, the Strike Level will be adjusted as follows:

        Strike Level
---------------------------         Current Value of
Current Value of Nikkei 225    x    Substitute Index
           Index


and the Cash Settlement Value of a Warrant will be calculated as the amount in U.S. Dollars equal to the quotient (rounded down to the nearest cent) of the amount, if any, by which the Spot Nikkei 225 Index (i.e., the closing level of the Substitute Index) for the applicable Valuation Date for such Warrant exceeds the Strike Level (adjusted in the manner described above), divided by the Adjusted Divisor. The "Adjusted Divisor" shall be an amount equal to 6
multiplied by the fixed Japanese yen/U.S. dollar exchange rate of    yen/U.S.
$1.00 multiplied by a fraction, the numerator of which will be the Current Value of the Substitute Index and the denominator of which will be the Current Value of the Nikkei 225 Index. In addition, upon the substitution of a Substitute Index for the Nikkei 225 Index, the Limit Option will be adjusted so that the Limit Option Reference Index will be the number of points lower than the closing level of such Substitute Index determined as follows:

            500
---------------------------          Current Value of
Current Value of Nikkei 225       x  Substitute Index
           Index


    For purposes of the above calculations, the "Current Value" of the Nikkei 225 Index and of the Substitute Index will equal their respective levels reported by the relevant exchange at the close of business on the day that the Determination Agent substitutes the Substitute Index for the Nikkei 225 Index or, if such day is not a Tokyo Business Day, the Tokyo Business Day immediately preceding such day.

    A "Substitution Event" will occur if, as determined by the Determination Agent (whose opinion shall be conclusive and binding on the Company and on the Warrantholders), the following conditions are fulfilled:

    (a) Either of the following has occurred:

       (i) The AMEX or another United States securities exchange publishes (on a basis not less regularly than each day on which such exchange and the TSE are open for trading) an index (the "New Japan Index") which for a period of 90 days immediately preceding the date of the Substitution Event has a correlation based on daily, closing value to closing value, percentage changes, of not less than 90% with the Nikkei 300 Index; and warrants with payments determined by reference to the New Japan Index have been approved to be listed on the AMEX or such other exchange by the Commission; or

       (ii) Warrants with payments determined by reference to the Nikkei 300 Index have been approved to be listed on the AMEX or such other exchange by the Commission; and

    (b) Either of the following has occurred:

       (i) The Nikkei 225 Index is no longer published and/or the Nikkei 225 Futures Contracts have been delisted from trading on the OSE; or

       (ii) The Adjusted Trading Volume and the Adjusted Open Interest (in each case, as defined herein) for the two Nikkei 300 Futures Contracts with expiration dates closest in time to the Substitution Event exceed the Adjusted Trading Volume and the Adjusted Open

            Interest, respectively, for the two Nikkei 225 Futures Contracts with expiration dates closest in time to the Substitution Event, each for any three-month period prior to the date of any Substitution Event; and

    (c) To the extent required, the Company, the AMEX and/or such other exchange shall have obtained any licenses necessary to use the New Japan Index or the Nikkei 300 Index. The Company will agree in the Warrant Agreement to use its reasonable efforts to obtain any such license.

    Notwithstanding the above, unless the Nikkei 225 Index is no longer published and/or the Nikkei 225 Futures Contracts shall have been delisted from trading on the OSE, a Substitution Event will not be deemed to have occurred on any of the 60 days immediately preceding the expiration date of the Warrants.

    A "Substitute Index" means, in the event that the circumstances described in
(a)(i) above have occurred, the New Japan Index or, in the event that the circumstances described in (a)(ii) above have occurred, the Nikkei 300 Index.

    "Adjusted Trading Volume" for the Nikkei 300 Futures Contracts or the Nikkei 225 Futures Contracts means the arithmetic mean, for any period, of the amounts on each trading day equal to the product of: (x) the number of such futures contracts traded on such day and (y) the closing level on such day of the index to which such futures contracts relate, multiplied by Yen 10,000, in the case of the Nikkei 300 Futures Contracts, or Yen 1,000, in the case of the Nikkei 225 Futures Contracts (the "Contract Multiplier"). "Adjusted Open Interest" for the Nikkei 300 Futures Contracts or the Nikkei 225 Futures Contracts means the arithmetic mean, for any period, of the amounts on each trading day equal to the product of: (x) the open interest in such futures contracts on such day and (y) the closing level on such day of the index to which such futures contracts relate, multiplied by the Contract Multiplier.

    For the period from June 9, 1995 to July 31, 1995 (when both Nikkei 300 Futures Contracts and Nikkei 225 Futures Contracts with September 1995 and December 1995 expirations were traded), the Adjusted Trading Volume for the Nikkei 300 Futures Contracts and the Nikkei 225 Futures Contracts expiring September 1995 and December 1995 were Yen 11,337 million and yen 407,566 million, respectively, and the Adjusted Open Interest for the Nikkei 300 Futures Contracts and for the Nikkei 225 Futures Contracts expiring September 1995 and December 1995 were yen 261,054 million and yen 1,751,500 million, respectively.

NIKKEI 300 INDEX

    The Nikkei 300 Index is an index calculated, published and disseminated by NKS, that measures the composite price performance of stocks of 300 Japanese companies. All 300 stocks are listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Publication of the Nikkei 300 Index began on October 8, 1993.

    The Nikkei 300 Index is a market capitalization-weighted index which is calculated by (i) multiplying the per share price of each stock included in the Nikkei 300 Index by the number of outstanding shares (excluding shares held by the Japanese Government), (ii) calculating the sum of all these products (such sum being hereinafter referred to as the "Aggregate Market Price"), (iii) dividing the Aggregate Market Price by the Base Aggregate Market Price (i.e., the Aggregate Market Price as of October 1, 1982) and (iv) multiplying the result by 100. Because of such capitalization-weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire index than will movements in share prices of companies with relatively smaller market capitalization.

    The stocks included in the Nikkei 300 Index (such stocks being referred to herein as the "Nikkei 300 Stocks") were selected from a reference group of stocks which were selected by excluding stocks listed in the First Section of the TSE that met certain stated criteria, including: conspicuously low trading volume or low share prices as compared to other stocks in the First Section of the TSE, a failure of the issuer to pay a dividend for a considerable period of time, or the posting of excessive losses by the issuer for a considerable period of time. The Nikkei 300 Stocks were selected from this reference group by (i) selecting from the remaining stocks in this reference group the stocks with the largest aggregate market value in each of 36 industrial sectors and (ii) selecting additional stocks (with priority within each industrial sector given to the stock with the largest aggregate market value) so that the selection ratios (i.e., the ratio of the aggregate market value of the included stocks to that of the stocks in the reference group) with respect to all 36 industry sectors will be as nearly equal as possible and the total number of companies with stocks included in the Nikkei 300 Index will be 300.

    In order to maintain continuity in the level of the Nikkei 300 Index, the Nikkei 300 Index will be reviewed annually by NKS and the Nikkei 300 Stocks may be replaced, if necessary, in accordance with a deletion/addition rule. The deletion/addition rule, as announced and applied by NKS, provides generally for the deletion of a stock from the Nikkei 300 Index if such stock is no longer included in the reference group or if the aggregate market value of such stock is low relative to other stocks in the relevant industry sector. Stocks deleted pursuant to the deletion/ addition rule will be replaced by stocks included in the reference group which have relatively high aggregate market values. In addition, stocks may be added or deleted from time to time for extraordinary reasons.

    During the period from its initial publication on October 8, 1993 at a level of 298.89 to October 4, 1995, the highest and lowest daily closing levels of the Nikkei 300 Index were 311.71 and 222.26, respectively. On October 4, 1995, the daily closing level was 272.56. However, historical performance of the Nikkei 300 Index is not indicative of potential future levels of such index.

    All disclosure contained in this Prospectus Supplement regarding the Nikkei 225 Index, Nikkei 225 Futures Contracts, Nikkei 300 Index, Nikkei 300 Futures Contracts, or their publisher, NKS, is derived from publicly available information. NKS has no relationship with the Company or the Warrants; it does not sponsor, endorse, authorize, sell or promote the Warrants, and has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the material United States Federal income tax consequences of the ownership and disposition of a Warrant as of the date hereof and is based on the advice of Weil, Gotshal & Manges, special tax counsel to the Company. Such summary generally considers only Warrants held as capital assets by United States Holders (as defined below) and does not consider holders in special situations, such as dealers in options, securities or currencies, tax-exempt entities, S corporations or persons who hold a Warrant in the ordinary course of business, financial institutions or life insurance companies. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in Federal income tax consequences different from those discussed below.

    This summary does not address every U.S. Federal income tax issue raised by the ownership of Warrants. In particular, this summary does not consider (i) the U.S. Federal income tax consequences of holding Warrants as a hedge against currency or security price risks or the hedging of the Warrants themselves, or
(ii) the possible application of the "straddle" rules of the Code to a Warrantholder as a result of holding other "positions" (within the meaning of Section 1092 of the Code) or (iii) whether a Warrantholder is holding Warrants as part of a "conversion transaction" within the meaning of Section

1258 of the Code. Any of these factors might substantially alter the tax consequences described below and may require specific identification of positions in the Warrants before the close of the date on which they are acquired. This discussion also does not address the tax consequences to shareholders, partners or beneficiaries of a Warrantholder or any U.S. alternative minimum tax, gift tax or estate tax consequences. Accordingly, prospective purchasers of Warrants are urged to consult their own tax advisers concerning the U.S. Federal, state and local tax consequences, in light of their own particular circumstances (including whether they would be treated as a dealer for federal tax purposes), of owning Warrants.

    As used herein, a "United States Holder" of a Warrant means a holder that is a citizen or resident of the United States, a domestic corporation or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

TAXATION OF WARRANTS HELD AT THE CLOSE OF TAXABLE YEAR

    Each Warrant will be treated as a "section 1256 contract" which must be "marked-to-market" (i.e., treated as sold at fair market value) on the last business day of each taxable year. Under these mark-to-market rules, a United States Holder of a Warrant will recognize gain or loss equal to the difference between the fair market value of the Warrant on the last business day of each taxable year (as determined by the Warrant's trading price) and the United States Holder's tax basis for the Warrant. A United States Holder's tax basis in a Warrant will equal the amount paid for the Warrant, plus or minus the net gain or loss recognized under the mark-to-market rules by the United States Holder in respect of the Warrant in prior taxable years. As a result of these mark-to-market rules, a United States Holder might incur Federal income tax liability on an annual basis in respect of an increase in the value of the Warrant without the receipt of cash attributable thereto.

SALE, EXCHANGE AND EXERCISE OF WARRANTS

    Upon sale, exchange or exercise (including automatic exercise) of a Warrant, a United States Holder will recognize gain or loss equal to the difference between the amount realized, if any, and the United States Holder's tax basis in the Warrant.

CHARACTER OF GAIN OR LOSS

    Any gain or loss with respect to a Warrant--either under the mark-to-market rules or on a sale, exchange or exercise--will be capital gain or loss and will be 60% long-term capital gain or loss and 40% short-term capital gain or loss.

    With respect to a corporate United States Holder, capital losses for a taxable year are allowed only to the extent of the holder's capital gains for such year, but may be carried back for three taxable years and carried forward for five taxable years. With respect to individual United States Holders, in general, capital losses for the taxable year are allowed only to the extent of the holder's capital gains for the taxable year plus a maximum of $3,000, but may be carried forward indefinitely. An individual may elect, however, to carry net section 1256 contract losses for the taxable year back against net section 1256 contract gains for the three preceding taxable years, provided such carryback does not increase or produce a net operating loss for such years. For individuals with significant ordinary income, long-term capital gains are generally taxed at lower rates than items of ordinary income.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF A WARRANT BY A NON-U.S. HOLDER

    Subject to the discussion below of backup withholding, in general, a holder of a Warrant who or which is (i) a non-resident alien individual or (ii) a foreign corporation, partnership, estate or trust which is not subject to U.S. Federal income tax on a net income basis in respect of a Warrant (each such person or entity, a "Non-U.S. Holder") will not be subject to U.S. Federal withholding tax with respect to amounts received, if any, with respect to a Warrant.

BACKUP WITHHOLDING

    In general, the proceeds received from a sale, exchange, cancellation or exercise of a Warrant by a United States Holder will be subject to information reporting, and may be subject to a U.S. "backup" withholding at a rate of 31% if the United States Holder thereof fails to supply an accurate taxpayer identification number or otherwise comply with applicable U.S. information reporting or certification requirements or otherwise establishes an exemption. Such payment made to a Non-U.S. Holder will not be subject to information reporting or backup withholding if the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalty of perjury, provided that the payor does not have actual knowledge that the holder is a United States Holder. Any amounts so withheld would be refundable or allowed as a credit against such Holder's U.S. Federal income tax liability.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement, dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, as each of the Underwriters has severally agreed to purchase, the number of Warrants set forth opposite its name:

                                                                NUMBER OF
          NAME                                                  WARRANTS
          ----                                                  ---------
Bear, Stearns & Co. Inc......................................

          Total..............................................   1,000,000
                                                                ---------
                                                                ---------


    The Underwriters have advised the Company that they propose to offer the Warrants to the public initially at the offering price set forth on the cover
page of this Prospectus Supplement, except that the price will be $      per
Warrant for the purchase of 75,000 or more Warrants in any single transaction in this offering, subject to the holding period requirements described below. In addition, the Underwriters propose to offer the Warrants to certain dealers at a
price that represents a concession not in excess of $      per Warrant. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $      per Warrant to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

    Any investor who purchases at least 75,000 Warrants in a single transaction in this offering and agrees with the Underwriters not to sell such Warrants for a period of 30 days following the date of this Prospectus Supplement without the consent of Bear Stearns, as representative of the Underwriters, will be entitled to purchase the Warrants at the reduced price as discussed above. If Bear Stearns determines that an investor failed to comply with this 30-day holding period, such investor will be obligated to pay to the Underwriter the difference between the offering price and the reduced price paid for the Warrants purchased by such investor. Should investors who are subject to the holding period requirement sell their Warrants immediately following the expiration of the holding period, the market price of the Warrants may be adversely affected.

    The Company has granted the Underwriters an option, exercisable within thirty days of the date of this Prospectus Supplement, to purchase up to 150,000 additional Warrants from the Company at the same price per Warrant as described above. This option may be exercised only for the purpose of covering over-allotments, if any, made in the sale of the Warrants offered hereby.

    The Underwriting Agreement provides that the obligation of the Underwriters is subject to certain conditions precedent and that the Underwriters will purchase all of the Warrants if any are purchased.

    The Company has agreed to indemnify the Underwriters and the "qualified independent underwriter" against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Bear Stearns is a wholly owned subsidiary of the Company. The participation of Bear Stearns in the offer and sale of the Warrants complies with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. Under the provisions of Schedule E, when a NASD member such as Bear Stearns distributes warrants of an affiliate, the price of the warrants can be no higher than that recommended by a "qualified independent underwriter," as such term is defined in Schedule E, meeting certain standards. In accordance
with such requirements,       has agreed to serve as a "qualified independent
underwriter" and has conducted due diligence and will recommend a price for the Warrants in compliance with the requirements of Schedule E.

                            VALIDITY OF THE WARRANTS

    The validity of the Warrants will be passed upon for the Company by Weil, Gotshal & Manges, New York, New York, a partnership including professional corporations, and for the Underwriter by Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, New York, New York.

                                                                      APPENDIX A

                               INDEX OF KEY TERMS

                                                              PAGE ON WHICH
                                                             TERM IS DEFINED
                                                             ---------------

Adjusted Divisor.............................................      S-34
Adjusted Open Interest.......................................      S-35
Adjusted Trading Volume......................................      S-35
Alternative Funding Date.....................................      S-25
Alternative Settlement Amount................................      S-24
AMEX.........................................................     cover
Applicable Tokyo Business Day................................      S-22
Automatic Funding Date.......................................      S-21
Bear Stearns.................................................       S-7
Cancellation Date............................................      S-23
Cash Settlement Value........................................       S-3
CEDEL........................................................      S-28
Citibank.....................................................      S-28
Code.........................................................      S-36
Commission...................................................       S-5
Company......................................................     cover
Contract Multiplier..........................................      S-35
Conversion Option............................................      S-12
Conversion Option Period.....................................      S-27
Cooperative..................................................      S-29
Current Value................................................      S-34
Delisting Date...............................................      S-30
Depositories.................................................      S-28
Determination Agent..........................................       S-7
Divisor......................................................      S-31
DTC..........................................................      S-12
Early Extended Expiration Date...............................      S-22
Euroclear....................................................      S-29
Euroclear Operator...........................................      S-29
Exchange Act.................................................       S-5
Exercise Date................................................      S-17
Exercise Limitation Event....................................      S-25
Exercise Notice..............................................      S-17
Expiration Date..............................................      S-16
Extended Expiration Date.....................................      S-22
Extension Event..............................................      S-22
Extraordinary Event..........................................      S-23
Funding Date.................................................      S-19
Index Calculation Day........................................       S-2
Japan Index..................................................       S-8
Limit Option.................................................      S-20
Limit Option Reference Index.................................      S-20
Measurement Date.............................................      S-22
Morgan.......................................................      S-28
NASD.........................................................      S-26

                                                              PAGE ON WHICH
                                                             TERM IS DEFINED
                                                             ---------------

New Japan Index..............................................      S-34
New York Business Day........................................       S-2
Nikkei 225 Futures Contracts.................................      S-33
Nikkei 225 Index.............................................     cover
Nikkei 300 Futures Contracts.................................      S-33
Nikkei 300 Index.............................................      S-33
Nikkei 300 Stocks............................................      S-36
Non-U.S. Holder..............................................      S-38
OSE..........................................................       S-2
Remaining Warrants...........................................      S-18
Settlement Date..............................................      S-19
SIMEX........................................................       S-2
Spot Nikkei 225 Index........................................       S-3
SRO..........................................................       S-3
Strike Level.................................................      S-15
Substitute Index.............................................      S-35
Substitution Date............................................      S-33
Substitution Event...........................................      S-34
Successor Index..............................................      S-14
Terms and Conditions.........................................      S-29
Third Party..................................................      S-13
TSE..........................................................       S-2
Tokyo Business Day...........................................       S-2
Tokyo Trading Day............................................      S-22
United States Holder.........................................      S-37
Underlying Stocks............................................      S-23
Valuation Date...............................................      S-18
Warrant Agent................................................      S-15
Warrant Agent's Office.......................................      S-15
Warrant Agent's Window.......................................      S-17
Warrant Agreement............................................      S-15
Warrant Certificate..........................................      S-26
Warrantholder................................................       S-8
Weight Factor................................................      S-31
1989 Suspension..............................................      S-23

                                                                      APPENDIX B

                           LIST OF UNDERLYING STOCKS

    The following is a list of the 225 companies whose stocks comprised the Nikkei 225 Index as of October 4, 1995.


1.     KYOKUYO CO. LTD.
2.     NICHIRO CORPORATION
3.     NIPPON SUISAN KAISHA LTD.
4.     MITSUI MINING CO. LTD.
5.     SUMITOMO COAL MINING CO. LTD.
6.     TEIKOKU OIL
7.     TAISEI CORPORATION
8.     OBAYASHI CORPORATION
9.     SHIMIZU CORPORATION
10.    SATO KOGYO CO. LTD.
11.    TOBISHIMA CORPORATION
12.    FUJITA CORPORATION
13.    KAJIMA CORPORATION
14.    TEKKEN CONSTRUCTION
15.    HAZAMA CORPORATION
16.    KUMAGAI GUMI CO. LTD.
17.    TOA CORPORATION
18.    AOKI CORPORATION
19.    DAIWA HOUSE INDUSTRY CO. LTD.
20.    NIPPON FLOUR MILLS CO. LTD.
21.    NISSHIN FLOUR MILLING CO. LTD.
22.    NIPPON BEET SUGAR MANUFACTURING CO.
23.    MORINAGA AND CO. LTD.
24.    MEIJI SEIKA KAISHA LTD.
25.    MEIJI MILK PRODUCTS CO. LTD.
26.    SAPPORO BREWERIES LTD.
27.    ASAHI BREWERIES LTD.
28.    KIRIN BREWERY CO. LTD.
29.    TAKARA SHUZO
30.    NISSHIN OIL MILLS LTD.
31.    KIKKOMAN CORPORATION
32.    AJINOMOTO CO. INC.
33.    NICHIREI CORPORATION
34.    TOYOBO CO. LTD.
35.    KANEBO LTD.
36.    FUJI SPINNING CO. LTD.
37.    NISSHINBO INDUSTRIES INC.
38.    NITTO BOSEKI CO. LTD.
39.    MARUI CO. LTD.
40.    TORAY INDUSTRIES
41.    TOHO RAYON
42.    KURARAY CO. LTD.
43.    ASAHI CHEMICAL INDUSTRY CO. LTD.
44.    NEW OJI PAPER CO.

45.    HONSHU PAPER CO. LTD.
46.    MITSUBISHI PAPER MILLS LTD.
47.    HOKUETSU PAPER MILLS LTD.
48.    MITSUI TOATSU CHEMICALS INC.
49.    SHOWA DENKO K.K.
50.    SUMITOMO CHEMICAL CO. LTD.
51.    MITSUBISHI CHEMICAL CORPORATION
52.    NISSAN CHEMICAL INDUSTRIES LTD.
53.    RASA INDUSTRIES LTD.
54.    NIPPON SODA CO. LTD.
55.    TOSOH CORPORATION
56.    TOAGOSEI CHEMICAL INDUSTRY
57.    DENKI KAGAKU KOGYO K.K.
58.    SHIN ETSU CHEMICAL CO. LTD.
59.    NIPPON CARBIDE INDUSTRIES CO. INC.
60.    NIPPON CHEMICAL INDUSTRIAL CO. LTD.
61.    MERCIAN CORPORATION
62.    KYOWA HAKKO KOGYO CO. LTD.
63.    NIPPON SYNTHETIC CHEMICAL INDUSTRY
64.    NIPPON KAYAKU CO. LTD.
65.    ASAHI DENKA KOGYO K.K.
66.    NOF CORPORATION
67.    SANKYO CO. LTD.
68.    TAKEDA CHEMICAL INDUSTRIES
69.    YAMANOUCHI PHARMACEUTICAL
70.    DAINIPPON PHARMACEUTICAL CO. LTD.
71.    SHIONOGI AND CO. LTD.
72.    FUJI PHOTO FILM CO. LTD.
73.    KONICA CORPORATION
74.    NIPPON OIL CO. LTD.
75.    SHOWA SHELL SEKIYU K.K.
76.    MITSUBISHI OIL CO. LTD.
77.    TONEN CORPORATION
78.    JAPAN ENERGY CORPORATION
79.    YOKOHAMA RUBBER
80.    BRIDGESTONE CORPORATION
81.    ASAHI GLASS CO. LTD.
82.    NIPPON SHEET GLASS CO. LTD.
83.    NIHON CEMENT CO. LTD.
84.    SUMITOMO CEMENT CO. LTD.
85.    CHICHIBU CEMENT CORP.
86.    TOKAI CARBON CO. LTD.
87.    NIPPON CARBON CO. LTD.
88.    NORITAKE CO. LTD.
89.    TOTO LTD.
90.    NGK INSULATORS LTD.
91.    SHINAGAWA REFRACTORIES CO. LTD.
92.    SUMITOMO METAL INDUSTRIES LTD.
93.    NIPPON METAL INDUSTRY CO. LTD.
94.    NIPPON YAKIN KOGYO
95.    NIPPON DENKO CO. LTD.
96.    JAPAN STEEL WORKS LTD.

97.    MITSUBISHI STEEL MANUFACTURING CO.
98.    NIPPON LIGHT METAL CO. LTD.
99.    MITSUI MINING AND SMELTING LTD.
100.   TOHO ZINC CO. LTD.
101.   MITSUBISHI MATERIALS CORPORATION
102.   SUMITOMO METAL MINING CO. LTD.
103.   DOWA MINING CO. LTD.
104.   FURUKAWA CO. LTD.
105.   FURUKAWA ELECTRIC CO. LTD.
106.   SUMITOMO ELECTRIC IND. LTD.
107.   FUJIKURA LTD.
108.   SHOWA ELECTRIC WIRE AND CABLE CO. LTD.
109.   NIPPON STEEL CORPORATION
110.   TOYO SEIKAN KAISHA
111.   TOKYO ROPE MFG.
112.   NIIGATA ENGINEERING CO. LTD.
113.   OKUMA CORPORATION
114.   KOMATSU LTD.
115.   SUMITOMO HEAVY INDUSTRIES, LTD.
116.   KUBOTA CORPORATION
117.   EBARA CORPORATION
118.   CHIYODA CORPORATION
119.   NSK LTD.
120.   NTN CORPORATION
121.   NACHI FUJIKOSHI CORPORATION
122.   MINEBEA CO. LTD.
123.   HITACHI LTD.
124.   TOSHIBA CORPORATION
125.   MITSUBISHI ELECTRIC CORPORATION
126.   FUJI ELECTRIC CO. LTD.
127.   MEIDENSHA CORPORATION
128.   NEC CORPORATION
129.   FUJITSU LTD.
130.   OKI ELECTRIC INDUSTRY CO. LTD.
131.   MATSUSHITA ELECTRIC INDUSTRIAL
132.   SHARP CORPORATION
133.   SONY CORPORATION
134.   SANYO ELECTRIC CO. LTD.
135.   PIONEER ELECTRONIC CORPORATION
136.   YOKOGAWA ELECTRIC
137.   NIPPONDENSO CO. LTD.
138.   YAUSA CORPORATION
139.   MITSUI ENG. AND SHIPBUILDING
140.   HITACHI ZOSEN CORPORATION
141.   MITSUBISHI HEAVY INDUSTRIES
142.   ISHIKAWAJIMA HARIMA HEAVY IND.
143.   NIPPON SHARYO LTD.
144.   NISSAN MOTOR CO. LTD.
145.   ISUZU MOTORS LTD.
146.   TOYOTA MOTOR CORPORATION
147.   HINO MOTORS LTD.
148.   MAZDA MOTOR CORPORATION

149.   HONDA MOTOR CO. LTD.
150.   SUZUKI MOTOR CORPORATION
151.   HONEN CORPORATION
152.   NIKON CORPORATION
153.   CANON INC.
154.   RICOH COMPANY LTD.
155.   CITIZEN WATCH CO. LTD.
156.   TOPPAN PRINTING CO. LTD.
157.   DAI NIPPON PRINTING CO. LTD.
158.   YAMAHA CORPORATION
159.   ITOCHU CORPORATION
160.   MARUBENI CORPORATION
161.   MITSUI AND CO. LTD.
162.   SUMITOMO CORPORATION
163.   MITSUBISHI CORPORATION
164.   SEIIKA CORPORATION
165.   IWATANI INTERNATIONAL CORPORATION
166.   MITSUKOSHI LTD.
167.   TOKYU DEPARTMENT STORE
168.   UNITIKA LTD.
169.   MARUZEN CO. LTD.
170.   DAI ICHI KANGYO BANK LTD.
171.   BANK OF TOKYO LTD.
172.   SAKURA BANK LTD.
173.   MITSUBISHI BANK LTD.
174.   FUJI BANK LTD.
175.   SUMITOMO BANK LTD.
176.   MITSUI TRUST AND BANKING CO. LTD.
177.   MITSUBISHI TRUST AND BANKING CORP.
178.   JAPAN SECURITIES FINANCE CO. LTD.
179.   NIPPON SHINPAN CO. LTD.
180.   TEIJIN LTD.
181.   NIKKO SECURITIES CO. LTD.
182.   NOMURA SECURITIES CO. LTD.
183.   TOKIO MARINE AND FIRE INSUR. CO.
184.   MITSUI MARINE AND FIRE INSUR. CO.
185.   YASUDA FIRE AND MARINE INSURANCE CO.
186.   MITSUI FUDDSAN CO. LTD.
187.   MITSUBISHI ESTATE CO. LTD.
188.   HEIWA REAL ESTATE CO. LTD.
189.   TOBU RAILWAY
190.   TOKYU CORPORATION
191.   KEIHIN ELECTRIC EXPRESS RAILWAY CO.
192.   ODAKYU ELECTRIC RAILWAY
193.   KEIO TEITO ELECTRIC RAILWAY CO. LTD
194.   KEISEI ELECTRIC RAILWAY CO. LTD.
195.   MITSUBISHI RAYON CO. LTD.
196.   NIPPON EXPRESS CO. LTD.
197.   SANKYU INC.
198.   NIPPON YUSEN K.K.
199.   MITSUI O.S.K. LINES LTD.
200.   KAWASAKI KISEN KAISHA LTD.

201.   SHOWA LINE LTD.
202.   ALL NIPPON AIRWAYS CO. LTD.
203.   MITSUBISHI WAREHOUSE AND TRANSPORT
204.   MITSUI SOKO CO. LTD.
205.   NIPPON TELEGRAPH AND TELEPHONE NTT
206.   TOKYO ELECTRIC POWER CO. INC.
207.   KANSAI ELECTRIC POWER CO. INC.
208.   TOKYO GAS CO. LTD.
209.   TOEI CO.
210.   TOKYO DOME CORPORATION
211.   NIPPON PAPER IND. CO. LTD.
212.   UBE INDUSTRIES
213.   KAWASAKI STEEL CORPORATION
214.   NKK CORPORATION
215.   KOBE STEEL LTD.
216.   SHIMURA KAKO CO. LTD.
217.   ISAKI AND CO. LTD.
218.   NIPPON PISTON RING CO. LTD.
219.   KOYO SEIKO CO. LTD.
220.   KAWASAKI HEAVY IND. LTD.
221.   TOPY INDUSTRIES
222.   TOMEN CORPORATION
223.   NISSHO IWAI CORPORATION
224.   NAVIX LINE LTD.
225.   OSAKA GAS CO. LTD.

PROSPECTUS

                                 $2,399,571,350

                        THE BEAR STEARNS COMPANIES INC.
                          DEBT SECURITIES AND WARRANTS

    The Company may issue and sell from time to time, in one or more series with an aggregate initial public offering price of up to $2,399,571,350 (or the equivalent in foreign denominated currency or units based on or relating to such currencies), debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, and warrants ("Warrants") to purchase Debt Securities or to buy and sell government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or other indices or references. The Debt Securities and Warrants are herein collectively referred to as the "Securities." The Debt Securities and Warrants may be offered independently or together for sale directly to purchasers or through dealers, underwriters or agents. The Company will offer the Securities to the public on terms determined by market conditions. The Securities may be sold for, and principal of and interest on Debt Securities and the cash settlement value of the Warrants may be payable in, United States dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates.

    The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), currency or currency units in which payments will be made (if other than United States dollars), listing (if any) on a securities exchange and any other specific terms of the Debt Securities, the purchase price, exercise price, exercise period, detachability and any other specific terms of any Warrants and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. Such underwriters (and any representative thereof), dealers or agents may include Bear, Stearns & Co. Inc., a wholly-owned subsidiary of the Company.

    There are no restrictions in the Indenture (as defined in the Prospectus) on the ability of the Company or its subsidiaries to incur additional unsecured indebtedness or on the ability of the Company to incur additional secured indebtedness except that the Indenture restricts the Company from incurring any indebtedness for borrowed money that is secured by a pledge of the Voting Stock of any Restricted Subsidiary (each as defined in the Prospectus) without effectively providing that the Notes and other indebtedness of the Company under the Indenture will be secured equally and ratably with such secured indebtedness.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY
        SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.
                              -------------------

    The Securities may be offered through dealers, through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The net proceeds to the Company will be, in the case of a dealer, the sales price to such dealer, in the case of an underwriter, the public offering price less the applicable underwriting discount or commission, and, in the case of an agent, the public offering price less the applicable agency commission, in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    This Prospectus and the accompanying Prospectus Supplement may be used by Bear, Stearns & Co. Inc. in connection with offers and sales of Debt Securities and Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Bear, Stearns & Co. Inc. may act as a principal or agent in such transactions.
                              -------------------

                            BEAR, STEARNS & CO. INC.
                                 JULY 28, 1995

    IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES HEREUNDER, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THOSE SECURITIES, OR OTHER SECURITIES OF THE COMPANY, AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  ------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8989), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders incorporated by reference therein) for the fiscal year ended June 30, 1994 (the "1994 Form 10-K") and (ii) the Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1994, December 31, 1994 and March 31, 1995. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                              -------------------

                                  THE COMPANY

    The Company is a holding company that, through its subsidiaries, principally Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC") is a leading United States investment banking, securities trading and brokerage firm serving United States and foreign corporations, governments and institutional and individual investors. The business of the Company and its subsidiaries includes market-making and trading in corporate, United States government and agency, mortgage-related, asset-backed and municipal securities and trading in options, futures, foreign currencies, interest rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage for domestic and international institutional and individual clients; underwriting and distribution of securities, arranging for the private placement of securities, assisting in mergers and acquisitions and restructurings and providing other financial advisory services, including advising on, and participating in principal investments in, leveraged acquisitions; providing securities clearance services; specialist activities in securities on the floors of the New York Stock Exchange (the "NYSE"); customer financing activities; securities lending activities; fiduciary services; and providing other services, including real estate brokerage, investment management and advisory activities, and securities research.

    The Company's operations are conducted from its principal offices in New York City, from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco, from representative offices in Geneva, Hong Kong and Shanghai, through international subsidiaries in Frankfurt, Hong Kong, London and Paris, through a branch office in Tokyo and through joint ventures with other firms in Karachi, Madrid and Paris. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company's trust company subsidiary, Custodial Trust Company, operates from offices in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the Commission, futures commission merchants registered with the Commodity Futures Trading Commission, members of the NYSE and all other principal United States securities and commodities exchanges and members of the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is also recognized as a "primary dealer" in United States government securities designated by the Federal Reserve Bank of New York.

    The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, the repayment of short-term indebtedness and investments in, or extensions of credit to, subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges was 1.2 for the nine months ended March 31, 1995 and 1.6, 1.8, 1.6, 1.2 and 1.2 for the fiscal years ended June 30, 1994, 1993, 1992, 1991 and 1990, respectively. These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general terms and provisions will not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to those Debt Securities.

    The Debt Securities will be issued under an Indenture, dated as of May 31, 1991 (the "Indenture"), between the Company and Chemical Bank (formerly Manufacturers Hanover Trust Company), as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

    The Indenture does not limit the principal amount of Debt Securities that may be issued thereunder, and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount that may be authorized from time to time by the Company. The Company from time to time may, without the consent of the Holders of outstanding Debt Securities, provide for the issuance of other debt securities under the Indenture in addition to the Debt Securities authorized on the date of this Prospectus. The Indenture provides the Company with the ability, in addition to the ability to issue Debt Securities with terms different than those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series. Debt Securities in an aggregate principal amount of up to $2,399,571,350 may be offered pursuant to this Prospectus. As of the date of this Prospectus, $7,512,003,425 aggregate principal amount of Debt Securities have been issued under the Indenture and are outstanding.

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of those Debt Securities, including, where applicable (1) the title of the Debt Securities and the series of which those Debt Securities are a part; (2) the aggregate principal amount of, or any limit on the aggregate principal amount of, those Debt Securities; (3) the date or dates on which those Debt Securities will mature; (4) the rate or rates per annum (which may be fixed or variable) at which those Debt Securities will bear interest, if any; (5) the date or dates on which such interest, if any, will be payable and the record date or dates relating thereto; (6) the provisions, if any, for redemption of those Debt Securities and the redemption price thereof; (7) the sinking fund requirements, if any, with respect to those Debt Securities; (8) whether those Debt Securities provide for payment in United States dollars, a foreign currency or a composite currency; (9) any index, formula or other method used to determine the amount of payments of principal (and premium, if any) or interest, if any, on those Debt Securities; (10) the form (registered or bearer or both) in which those Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the Debt Securities in either form; (11) whether those Debt Securities will be issued in book-entry form (a "Global Security") or in certificated form; (12) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") relating to specified taxes, assessments or other governmental charges in respect of those Debt Securities and whether the Company has the option to redeem those Debt Securities rather than pay such Additional Amounts, and the terms of any such redemption; (13) if the amount of payments of principal of (and premium, if any) or interest, if any, on, and Additional Amounts in respect of those Debt Securities may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the Debt Securities are stated to be payable, the manner in which those amounts will be determined; (14) the provisions, if any, for the defeasance of those Debt

Securities; and (15) any other terms of those Debt Securities not inconsistent with the provisions of the Indenture.

    Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities will be issued only in registered form without coupons ("Registered Securities") in denominations of $1,000 and integral multiples thereof, and in bearer form with or without coupons ("Bearer Securities") in the denomination of $5,000. If Bearer Securities of a series are issued, the federal income tax consequences and other special considerations applicable to those Bearer Securities will be described in the Prospectus Supplement relating to that series.

    Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the Trustee in the City and State of New York, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or other governmental charge that may be imposed in connection therewith. Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities of any series will be described in the Prospectus Supplement relating thereto.

    If the amount of payments of principal of (and premium, if any) or any interest on Debt Securities of any series is to be determined with reference to any type of index, formula or other method, the federal income tax consequences (if material), specific terms of and other information with respect to those Debt Securities and that index, formula or other method will be described in the Prospectus Supplement relating to that series.

    If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to those Debt Securities and such currency will be described in the Prospectus Supplement relating to that series.

    One or more series of Debt Securities may be sold at a substantial discount below its or their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rate. One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

    The Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Company extends credit to its subsidiaries from time to time. Extensions of credit to subsidiaries may be subordinated to the claims of unaffiliated creditors of those subsidiaries. In addition, since the Company is a holding company, the right of the Company and hence the right of creditors of the Company (including the Holders of the Debt Securities) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization, or otherwise, is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Furthermore, dividends, loans and advances to the Company from certain of its subsidiaries, including Bear Stearns and BSSC, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and by covenants governing certain indebtedness of those subsidiaries.

    Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the Trustee in the City and State of New York or (in the case of Bearer Securities) at the office of the Trustee located outside the United States maintained for such purpose; provided, however, that payment of interest other than interest payable at maturity (or on the date of redemption, if any, if the Debt Securities are redeemable by the Company prior to maturity, or on the date of repayment, if the Debt Securities are repayable at the option of the Holder thereof prior to maturity) on Registered Securities may be made at the option of the Company by check mailed to the address of the person entitled thereto or, at the option of a Holder of at least $10,000,000 in principal amount of Registered Securities, by wire transfer to an account designated by such Holder in writing at least 16 days prior to the date on which such payment is due. Unless otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States or will otherwise be made inside the United States.

NOTICES

    Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of the successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary will credit on its book-entry system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of the Debt Securities, or if the Debt Securities are offered and sold directly by the Company or through agents, by the Company or those agents. Ownership of beneficial interest in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of a Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

    Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, payments of principal of (and premium, if any) and any interest on the individual Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. Neither the

Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

    If interest is paid on a bearer Global Security, or if no interest has been paid but the bearer Global Security remains outstanding beyond a reasonable period of time after the restricted period (as defined in applicable U.S. Treasury regulations) has ended, the Depositary must provide the Company with a certificate to the effect that the owners of the beneficial interests in the Global Security are non-U.S. persons or U.S. persons that are permitted to hold bearer securities under applicable U.S. Treasury regulations. In general, U.S. persons that are permitted to hold bearer securities are U.S. persons who acquire the securities through the foreign branch of certain U.S. financial institutions and certain U.S. financial institutions that hold the securities for resale to non-U.S. persons or who hold the securities on their own account through a foreign branch. The certificate must be provided within a reasonable period of time after the end of the restricted period, but in no event later than the date when interest is paid. The certificate must be based on statements provided to the Depositary by the owners of the beneficial interests.

    If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, then the Company will issue Debt Securities in certificated form in exchange for all outstanding Global Securities. In addition, the Company (but not a Holder) may at any time determine not to have Debt Securities represented by a Global Security and, in that event, will issue Debt Securities in definitive form in exchange for all Global Securities. In any such instance, an owner of a beneficial interest in the Global Securities to be exchanged will be entitled to delivery in definitive form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of the series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of that series are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities of that series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of that series are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.

LIMITATION ON LIENS

    The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, issue, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Restricted Subsidiary without effectively providing that the securities issued under the Indenture, including the Debt Securities, will be secured equally and ratably with such secured indebtedness. The term "Restricted Subsidiary" as defined in the Indenture means Bear Stearns, Custodial Trust Company, BSSC and any other subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to a significant portion of the business, property or assets of a Restricted Subsidiary, or with which a Restricted Subsidiary is merged or consolidated.

MERGER AND CONSOLIDATION

    The Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, organized and existing under the laws of the United States of America or any state thereof, provided that (a) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or that shall have received such assets shall expressly assume payment of the principal of, and premium, if any, and interest on, (and any Additional Amounts payable in respect of) the Debt Securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, and (b) the Company or such successor corporation shall not immediately thereafter be in default under the Indenture.

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture does not restrict (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of the Company or a successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving the Company, whether or not involving a change in control, and the Indenture therefore will not protect holders of the Debt Securities from the substantial impact that any of the foregoing transactions may have on the value of the Debt Securities.

MODIFICATION AND WAIVER

    Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (a) change the Stated Maturity or the date of any installment of principal of, or interest on, any Debt Security or change the Redemption Price or the Optional Redemption Price thereof; (b) reduce the principal amount of, or the rate of interest on, or the amount of any Additional Amount payable in respect of, any Debt Security or reduce the amount of principal that could be declared due and payable prior to the Stated Maturity of that Debt Security, or change the obligation of the Company to pay any Additional Amounts (except as contemplated or permitted under the Indenture), or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity of that Debt Security pursuant to the Indenture; (c) change the place or currency of any payment of principal, premium, if any, or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture.

EVENTS OF DEFAULT

    Under the Indenture, the following will be Events of Default with respect to any series of Debt Securities: (a) default in the payment of interest on, or any Additional Amounts payable in respect of, any Debt Securities of that series when due, which default has continued for 30 days; (b) default in the payment of the principal of, and premium, if any, on, any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture or in the Debt Securities of that series, which default has continued for 60 days after written notice as provided in the Indenture; (e) default for 10 days after notice as provided in the Indenture, in respect of any other indebtedness for borrowed money of the Company or any Restricted Subsidiary in excess of $10,000,000 that has been declared due and payable prior to maturity; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default with respect to Debt Securities of that series. The Trustee or the Holders of 25% in principal amount (or any lesser amount that may be provided for in the Debt Securities of that series) of the outstanding Debt Securities of that series may declare the principal amount of all outstanding Debt Securities of that series due and payable immediately if an Event of Default with respect to the Debt Securities of that series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to the Debt Securities of any series, but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due solely as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Debt Securities of that series, except in a case of failure to pay the principal of, and premium, if any, or interest on, or any Additional Amounts payable in respect of, any Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of that series.

    The Holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series, provided that this direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of those Holders, the Trustee shall be entitled to receive from those Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

    The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture.

DEFEASANCE

    If so established by the Company under the terms of the Indenture with respect to Debt Securities of any series that are Registered Securities denominated and payable only in United States dollars (except as otherwise provided under the Indenture), the Company, at its option, (a) will be discharged from any and all obligations in respect of the Debt Securities of that series (except for certain obligations to register the transfer or exchange of Debt Securities of that series, replace stolen, lost or mutilated Debt Securities of that series, maintain paying agents and hold moneys for payment in trust) on the 91st day after the applicable conditions described in this paragraph have been satisfied or (b) will not be subject to provisions of the Indenture described above under "Limitation on Liens" and "Merger and Consolidation" with respect to the Debt Securities of that series, in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and any interest on, the Debt Securities of that series on the dates such payments are due in accordance with the terms of those Debt Securities. To exercise either option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the Holders of the Debt Securities of the series being defeased to recognize income, gain or loss for United States Federal income tax purposes and (ii) if the Debt Securities of that series are then listed on the NYSE, the exercise of the option would not result in delisting. Defeasance provisions, if any, with respect to any series of Debt Securities may be specified by the Company under the terms of the Indenture.

                            DESCRIPTION OF WARRANTS

    The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general terms and provisions will not apply to the Warrants so offered will be described in the Prospectus Supplement relating to those Warrants.

    The Company may issue Warrants for the purchase of Debt Securities, Warrants to buy or sell debt securities of or guaranteed by the United States or other sovereign states ("Government Debt Securities"), Warrants to buy or sell currencies, currency units or units of a currency index or currency basket, Warrants to buy or sell units of a stock index or stock basket and Warrants to buy and sell a commodity or a commodity index. Warrants may be offered independently of or together with any series of Debt Securities and may be attached to or separate from those Debt Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth herein and in any applicable Prospectus Supplement. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or a trust company, as warrant agent (the "Warrant Agent"), all as described in the Prospectus Supplement relating to that series of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the "Warrant Certificates"), if any, of that series, and will not assume any obligation or relationship of agency or trust for or with any holders of those Warrant Certificates or beneficial owners of those Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of those Warrants, including, where applicable: (1) whether the Warrant is for Debt Securities, Government Debt Securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as therein described; (2) the offering price; (3) the currency, currency unit, currency index or currency basket based on or relating to currencies for which those Warrants may be purchased; (4) the date on which the right to exercise those Warrants will commence and the date (the "Expiration Date") on which that right will expire;
(5) whether those Warrants are to be issuable in registered form ("Registered Warrants") or bearer form ("Bearer Warrants"); (6) whether those Warrants are extendable and the period or periods of such extendibility; (7) the terms upon which Bearer Warrants, if any, of any series may be exchanged for Registered Warrants of that series; (8) whether those Warrants will be issued in book-entry form (a "Global Warrant Certificate") or in certificated Form; (9) United States federal income tax consequences applicable to those Warrants; and (10) any other terms of those Warrants not inconsistent with the applicable Warrant Agreement.

    If the offered Warrants are to purchase Debt Securities, the Prospectus Supplement will also describe (1) the designation, aggregate principal amount, currency, currency unit or currency basket and other terms of the Debt Securities purchasable upon exercise of those Warrants; (2) the designation and terms of the Debt Securities with which those Warrants are issued and the number of those Warrants issued with each such Debt Security; (3) the date or dates on and after which those Warrants and the related Debt Securities will be separately transferable; and (4) the principal amount of Debt Securities purchasable upon exercise of one offered Warrant and the price at which and currency, currency unit or currency basket in which such principal amount of Debt Securities may be purchased upon such exercise. Prior to exercising their Warrants, holders of those Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on, those Debt Securities, or to enforce any of the covenants in the Indenture.

    If the offered Warrants are to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, the Prospectus Supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each Warrant, whether those Warrants provide for cash settlement or delivery of the Government Debt Securities or currency, currency unit, currency index or currency basket upon exercise.

    If the offered Warrants are Warrants on a stock index or a stock basket, those Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in such stock index or stock basket, and the Prospectus Supplement will describe the terms of those Warrants, the stock index or stock basket covered by those Warrants and the market to which the stock index or stock basket relates.

    If the offered Warrants are Warrants on a commodity or commodity index, those Warrants will provide for cash settlement or delivery of the particular commodity or commodity index. The Prospectus Supplement will describe the terms of those Warrants, the commodity or commodity index covered by those Warrants and the market, if any, to which the commodity or commodity index relates.

    Registered Warrants of any series will be exchangeable for Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for that series of Warrants (or any other office indicated in the Prospectus Supplement relating to that series of Warrants). Warrants to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, and Warrants on stock indices or stock baskets or on commodities or commodity indices, may be issued in the form of a single Global Warrant Certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by the Company, for interests in a Global Warrant Certificate, as set forth in the applicable Prospectus Supplement. Bearer Warrants will be transferable by delivery. The Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.

EXERCISE OF WARRANTS

    Each Warrant will entitle the Holder to purchase such principal amount of the Debt Securities or buy or sell such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, commodity or commodities at the exercise price, or receive a settlement value in respect of such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the Prospectus Supplement relating to that series of Warrants or as otherwise set forth in the Prospectus Supplement. Warrants may be exercised at the corporate trust office of the Warrant Agent (or any other office indicated in the Prospectus Supplement relating to those Warrants) at any time up to 5:00 p.m. New York time on the date set forth in the Prospectus Supplement relating to those Warrants or as may be otherwise set forth in the Prospectus Supplement. After such time on that date (or such later date to which such date may be extended by the Company), unexercised Warrants will become void.

    Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the

Warrant Certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, or (except in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, currency basket, stock index, stock basket, commodity or commodity index, as the case may be, purchased or sold upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered Warrants. Warrants will be deemed to have been exercised upon receipt of such Warrant Certificate and any payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement and the Company will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or buy or sell such Government Debt Securities or currency, currency unit, currency basket, commodity or commodities or pay the settlement value in respect of the Warrants. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of the Warrants. Special provisions relating to the exercise of any Bearer Warrants or automatic exercise of Warrants will be described in the related Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

    In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security or during the restricted period (as defined in applicable U.S. Treasury regulations) of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

    Each Bearer Security, including Bearer Global Securities that will not be exchanged for definitive individual Securities prior to the stated maturity, will bear on the face of the Security and on any interest coupons that may be detachable therefrom a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange, redemption or other disposition of those Bearer Securities. The legend described above will also be evidenced on any book-entry system maintained with respect to the Bearer Securities.

    As used herein, "United States" means the United States of America and its possessions, and "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security. Following the availability of a definitive Global Security in bearer form, or individual Bearer Securities, and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership" unless such a certificate has already been provided by the Depositary because interest has been paid on the Global Security or because a reasonable period of time after the end of the restricted period has passed.

    Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to those Bearer Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns); (ii) through broker-dealers (including Bear Stearns) designated by the Company to act on its behalf as agents; or (iii) directly to one or more purchasers. Each Prospectus Supplement will set forth the manner and terms of the offering of the Securities covered thereby, including (i) whether that offering is being made to underwriters or through agents; (ii) any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation, and
(iii) the purchase price or initial public offering price of the Securities and the anticipated proceeds to the Company from the sale of the Securities.

    When Securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Securities if any are purchased. The Securities will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at fixed public offering price or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time.

    To the extent that any Securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to the public offering price thereof, the proceeds from the offering of those Securities will be reduced. Bear Stearns intends to resell any of those Securities from time to time following termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

    Unless otherwise indicated in the applicable Prospectus Supplement, when Securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the Securities for the Company's account and will receive commissions from the Company as set forth in the applicable Prospectus Supplement.

    Securities purchased in accordance with a redemption or repayment pursuant to their terms may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed by them.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

    Underwriters and agents participating in any distribution of Securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection therewith may be deemed to be underwriting compensation for the purposes of the Securities Act. Those underwriters and agents may be entitled, under their agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.

    Following the initial distribution of any series of Securities, Bear Stearns may offer and sell previously issued Securities of that series from time to time in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. This Prospectus and the Prospectus Supplement applicable to those Securities will be used by Bear Stearns in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

    Each distribution of Securities will conform to the requirements set forth in the applicable sections of Schedule E to the By-laws of the NASD.

                              ERISA CONSIDERATIONS

    Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

    Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (e.g., investment manager, trustee or custodian), any person providing services (e.g., a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

    The Company, Bear Stearns and/or BSSC each is considered a "party in interest" or "disqualified person" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Securities by a Plan with respect to which the Company, Bear Stearns and/or BSSC is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. An IRA that engages in a non-exempt prohibited transaction could forfeit its tax-exempt status under Section 408 of the Code.

    Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions (e.g., Prohibited Transaction Class Exemption 84-14 relating to qualified professional asset managers and Prohibited Transaction Class Exemptions 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

    In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. No IRA established with, or for which services are provided by, the Company, Bear Stearns, and/or BSSC should acquire any Securities and other Plans established with, or for which services are provided by, the Company, Bear Stearns and/or BSSC should consult with counsel prior to making any such acquisition.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's 1994 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

    The validity of the Debt Securities and the Warrants will be passed upon for the Company by Weil, Gotshal & Manges (a partnership including professional corporations), New York, New York.

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   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND,         1,000,000 WARRANTS
IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY
UNDERWRITER. NEITHER THE DELIVERY OF THIS              THE BEAR STEARNS
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR            COMPANIES INC.
ANY SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE THE DATES AS OF WHICH
INFORMATION IS GIVEN IN THIS PROSPECTUS
SUPPLEMENT AND THE PROSPECTUS. THIS              NIKKEI 225 INDEX STRIKE RESET
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO              CALL WARRANTS
NOT CONSTITUTE AN OFFER OR SOLICITATION BY         EXPIRING OCTOBER   , 1997
ANYONE IN ANY JURISDICTION IN WHICH SUCH
OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN
WHICH THE PERSON MAKING SUCH AN OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO OR
TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION.

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             TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLENENT

Summary..............................    S-3
Use of Proceeds and Hedging..........    S-8  ----------------------------------
Certain Risk Factors Concerning the                  PROSPECTUS SUPPLEMENT
  Warrants...........................    S-8  ----------------------------------
Description of the Warrants..........   S-15
The Nikkei 225 Index.................   S-32
Certain United States Federal Income
Tax Considerations...................   S-37
Underwriting.........................   S-39
Validity of the Warrants.............   S-40       BEAR, STEARNS & CO. INC.
Appendix A: Index of Key Terms.......    A-1
Appendix B: List of Underlying
Stocks...............................    B-1

              PROSPECTUS

Available Information................      2
Incorporation of Certain Documents by
Reference............................      3
The Company..........................      4
Use of Proceeds......................      4
Ratio of Earnings to Fixed Charges...      4
Description of Debt Securities.......      5           OCTOBER    , 1995
Description of Warrants..............     11
Limitations on Issuance of Bearer
Securities and Bearer Warrants.......     13
Plan of Distribution.................     14
ERISA Considerations.................     15
Experts..............................     16
Validity of the Securities...........     16

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